UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

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 ELECTRONIC ARTS INC.
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Electronic Arts Inc. Notice of 2018 Annual Meeting of Stockholders

DATE:	August 2, 2018

TIME:	2:00 p.m. (Pacific)

PLACE:	ELECTRONIC ARTS' HEADQUARTERS
Building 250*
209 Redwood Shores Parkway
Redwood City, CA 94065
* Please note: Building 250 is located on the headquarters’ campus at 250 Shoreline Drive

MATTERS TO BE VOTED UPON:

Agenda Item		Board of Directors Recommendation
1.	The election of nine members of the Board of Directors to hold office for a one-year term.	FOR ALL
2.	Advisory vote on the compensation of our named executive officers.	FOR
3.	Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2019.	FOR
4.	Any other matters that may properly come before the meeting.
Any action on the items of business described above may be considered at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Stockholders of record as of the close of business on June 8, 2018 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A live audio webcast of the Annual Meeting will also be made available at http://investor.ea.com.
Your vote is important. You do not need to attend the Annual Meeting to vote if you have submitted your proxy in advance of the meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible, so that your shares may be represented at the Annual Meeting. You may vote on the Internet, in person, by telephone, or, if you requested to receive printed proxy materials, by mailing a proxy card or voting instruction card. For specific instructions on how to vote your shares, please refer to the instructions on the Notice of Internet Availability of Proxy Materials (“Notice”) you received in the mail, the section titled “Commonly Asked Questions and Answers” beginning on page 55 of this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy card. Please note that this Proxy Statement, as well as our Annual Report on Form 10-K (the “Annual Report”) for fiscal year ended March 31, 2018, is available at http://investor.ea.com.
By Order of the Board of Directors,

Jacob J. Schatz
Executive Vice President, General Counsel
and Corporate Secretary

i

In this Proxy Statement, we may make forward-looking statements regarding future events or the future financial performance of the Company. Statements including words such as “anticipate,” “believe,” “estimate” or “expect” and statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from those set forth in the forward-looking statements. Please refer to the Annual Report for a discussion of important factors that could cause actual events or actual results to differ materially from those discussed in this Proxy Statement. These forward-looking statements speak only as of the date of this Proxy Statement; we assume no obligation to, and do not necessarily intend to, update these forward-looking statements.
2018 PROXY STATEMENT SUMMARY AND HIGHLIGHTS
This summary highlights information contained in this Proxy Statement, and it is qualified in its entirety by the remainder of this Proxy Statement which was distributed and/or made available via the Internet to stockholders on or about June 15, 2018 along with the Electronic Arts Inc. Notice of 2018 Annual Meeting of Stockholders, Annual Report and form of proxy. You are encouraged to read the entire Proxy Statement carefully before voting. In this Proxy Statement, the terms “EA,” “we,” “our” and “the Company” refer to Electronic Arts Inc.
FISCAL 2018 SUMMARY OF EA’S BUSINESS
EA’s core strategies continued to deliver award-winning games and services to our players and deep player engagement. The breadth and depth of EA’s portfolio of games across key platforms, combined with our focus on live services to extend and enhance our games, generated strong financial results for the Company. We exceeded our net revenue and operating income guidance for fiscal 2018, drove higher gross margins, increased our cash provided by operations and invested in products and services for the future.
Fiscal 2018 GAAP Financial and Operating Highlights

•	We generated $5,150 million of net revenue and $3.34 diluted earnings per share.

•	Our digital net revenue increased to $3,450 million and represented 67% of our total net revenue.

•	Operating profit margins were 27.8%.

•	We delivered net income of $1,043 million and operating cash flow of $1,692 million.

•	We generated net bookings for a fiscal year of $5,180 million.

•
Titles in our top franchises, including FIFA 18, Battlefield 1, Star Wars Battlefront 2, The Sims 4, our live services including Ultimate Team in our sports franchises and mobile titles including Star Wars: Galaxy of Heroes and Madden NFL Mobile delivered hundreds of millions of hours of entertainment.

•	We repurchased 5.3 million shares for $601 million.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2018 as we continue to structure our executive compensation program to align with pay-for-performance considerations. The Company’s executive compensation program is designed to reward our officers for the achievement of specific Company-wide financial objectives and the creation of long-term stockholder value.

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

•
Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•
Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that are highly competitive for executive talent; and

•
Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent and should reflect each NEO’s individual experience, responsibilities and performance.

Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require at least 50% of our executive officers’ total equity value to be granted in the form of PRSUs	☒	Provide excise tax gross-up upon a change in control
☑	Require our executives to satisfy stock ownership guidelines	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Reprice options without stockholder approval
☑	Conduct annual “say on pay” advisory votes
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement
☑	Align performance-based equity vesting with stockholder interests

BOARD NOMINEES
The following table provides summary information about our director nominees, each of whom is a current director of the Company.

Name	Principal Occupation	Director Since	Independent	Committee Memberships
Mr. Leonard S. Coleman	Former President of The National League of Professional Baseball Clubs	2001	X	NG, C
Mr. Jay C. Hoag	Founding General Partner, Technology Crossover Ventures	2011	X	C (chair)
Mr. Jeffrey T. Huber	Vice Chairman, GRAIL, Inc.	2009	X	A
Mr. Lawrence F. Probst III (Chairman)	Chairman, United States Olympic Committee	1991	X
Ms. Talbott Roche	President and Chief Executive Officer, Blackhawk Network Holdings, Inc.	2016	X	C
Mr. Richard A. Simonson	Executive Vice President, Chief Financial Officer, Sabre Corporation	2006	X	A (chair)
Mr. Luis A. Ubiñas (Lead Director*)	Former President, Ford Foundation	2010	X	NG (chair)
Ms. Heidi J. Ueberroth	President, Globicon	2017	X
Mr. Andrew Wilson	Chief Executive Officer, Electronic Arts Inc.	2013

*	Elected by independent directors
NG: Nominating and Governance Committee
C: Compensation Committee
A: Audit Committee
On May 30, 2018, EA announced that Mr. Vivek Paul and Ms. Denise Warren would retire from the Board of Directors, effective as of the date and time of the Annual Meeting. The Board of Directors has determined to reduce the size of the Board of Directors from eleven members to nine members, effective as of the date and time of the Annual Meeting and thus is nominating nine directors for election or re-election at the Annual Meeting. The Board of Directors will designate a board member to succeed Ms. Warren on the Audit Committee.

BOARD DIVERSITY AND REFRESHMENT
The Board of Directors routinely assesses its composition and believes that stockholder value can be driven by a board that balances the knowledge and understanding of the Company’s business that results from long-term service with the fresh perspective and ideas driven by the addition of new members. In addition, the Board of Directors believes that complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture or other factors, contribute to the Board of Directors’ effectiveness as a whole. The Board of Directors has regularly added new members - three of our nine director nominees have served for five years or less - and the two most recent additions to the Board of Directors, Ms. Talbott Roche and Ms. Heidi Ueberroth, represent an increase in the Board of Directors’ gender diversity.

Director Tenure

Median Tenure – 7 years

Average Tenure – 9.2 years

More than 10 Years
33.4%
5 Years or Less
33.3%
6-10 Years
33.3%

Director Age

Median Age – 55 years old

Average Age – 56.3 years old

65 to 75 years old
22.3%
Less than 55 years old
44.4%
55 to 65 years old
33.3%

* Mr. Coleman, Ms. Roche, Mr. Ubiñas, Ms. Ueberroth

CORPORATE GOVERNANCE HIGHLIGHTS AND REPORT

Board Independence
Independent Director Nominees	8 of 9
Independent Lead Director	Luis A. Ubiñas
Independent Board Committees	All
Conflict of Interest Policy	Yes
Director Elections
Frequency of Board elections	Annual
Voting standard for uncontested elections	Majority of votes cast
Stockholder proxy access	Yes
Board Operations
Number of incumbent directors that attended 100% of applicable Board and standing committee meetings in fiscal 2018;	8 of 11
Number of incumbent directors that attended at least 80% of all applicable meetings	11 of 11
Board Evaluations	Annual
Committee Evaluations	Annual
Director stock ownership requirement	Yes, 5x retainer
Chairman/CEO role	Split
Stockholder Rights
Voting rights for all shares	One-share, one-vote
Poison Pill	No
Supermajority Voting Provisions	None
CORPORATE SOCIAL RESPONSIBILITY
Diversity and Inclusion. We believe in creating games and experiences for our global player community that are a reflection of a diverse world. As we aim to inspire the world to play, a diverse and inclusive workforce enables us to deliver the games and experiences that inspire and delight our diverse player community. We are investing in internal and external initiatives that empower our employees, celebrate diversity and foster inclusion within EA and our communities, including employee resource groups and inclusion training courses.
Equal Pay for Equal Work. EA believes in equal pay for equal work, and we have made efforts across our global organization to promote equal pay practices. We are committed to continuing to assess pay equity and aim for equal pay for equal work across our global organization.
Sustainability. We aim to integrate environmental responsibility and sustainability into our operational and product strategies. We reduce our carbon footprint by the manner through which we bring our games and services to players and by making environmentally-conscious choices in our offices worldwide.
Our business is transforming as players increasingly engage with our games and services digitally instead of purchasing disc-based products through retailers.  Delivering digital games to our players does not require the manufacturing, packaging, and distribution of physical discs, which reduces our carbon footprint and the waste generated by our operations. We recognize that reliably delivering digital products and operating our increasingly digital business has increased our reliance on data centers, and the associated energy consumption. As a result, we aim to manage a significant portion of our data center usage through partners that have made a commitment to increasing the amount of renewable energy in their electricity supply.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Each of the following directors has been nominated for election or re-election at the Annual Meeting. As set forth below, we believe each of these directors brings a valuable and unique perspective to the Board of Directors and has the necessary experience, skills and attributes to serve on the Board of Directors and contribute to its overall effectiveness, and the Board of Directors has concluded that each is qualified to serve as a director based on the experiences, qualifications and attributes set forth below.
Leonard S. Coleman
Director since 2001
Mr. Coleman, age 69, served as Senior Advisor to Major League Baseball from 1999 until 2005 and, from 2001 to 2002, was the Chairman of ARENACO, a subsidiary of Yankees/Nets. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994 to 1999. Mr. Coleman also serves on the board of directors of Avis Budget Group, Inc., Hess Corporation and Omnicom Group Inc. and has served as a director of Aramark and Churchill Downs Incorporated during the past five years.
Mr. Coleman brings a wealth of corporate governance, public sector and international experience to the Board of Directors from his years of service on the boards of directors for numerous large, public companies and his involvement in diverse public-service organizations, as well as his extensive knowledge of the sports industry.
Jay C. Hoag
Director since 2011
Mr. Hoag, age 60, co-founded Technology Crossover Ventures, a leading provider of growth capital to technology companies, in 1995, and serves as its Founding General Partner. Mr. Hoag serves on the board of directors of Netflix, Inc., TripAdvisor, Inc. and Zillow Group, Inc. and several private companies. Mr. Hoag also serves on the Boards of Trustees of Northwestern University and Vanderbilt University, and on the Investment Advisory Board of the University of Michigan. Mr. Hoag has served as a director of TechTarget, Inc. during the past five years. Mr. Hoag holds a B.A. from Northwestern University and an M.B.A. from the University of Michigan.
As a venture capital investor, Mr. Hoag brings strategic insight and financial experience to the Board of Directors. He has evaluated, invested in and served as a board member and compensation committee member at numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board of Directors with useful perspectives on matters such as risk management, compensation program structure and design, corporate governance, talent selection and management.
Jeffrey T. Huber
Director since 2009
Mr. Huber, age 50, is the Vice Chairman of GRAIL, Inc., a life sciences company. Previously, Mr. Huber served as Senior Vice President of Alphabet Inc. (formerly Google Inc.), where he worked from 2003 to 2016. From 2001 to 2003, Mr. Huber served as Vice President of Architecture and Systems Development at eBay Inc. Prior to joining eBay, Mr. Huber was Senior Vice President of Engineering at Excite@Home, where he worked from 1996 to 2001. Mr. Huber has served on the board of directors of Illumina, Inc. during the past five years. Mr. Huber holds a B.S. degree in Computer Engineering from the University of Illinois and a Masters degree from Harvard University. Mr. Huber serves as a visiting scholar at Stanford University.
Mr. Huber has extensive operational and management experience at companies that apply rapidly-changing technology. Mr. Huber’s experience at Alphabet and eBay, in particular, provide background and experience, including risk management experience with respect to consumer online companies that deploy large-scale technological infrastructure.

Lawrence F. Probst III
Director since 1991, Chairman since 1994
Mr. Probst, age 68, has been our Chairman of the Board of Directors since July 1994. He was employed by EA from 1984 to 2008, as well as from March 2013 until December 2014, serving as our Chief Executive Officer from 1991 until 2007 and as our interim Chief Executive Officer from March 2013 until September 2013. Mr. Probst serves as the Chairman of the board of directors of the U.S. Olympic Committee and is a member of the International Olympic Committee. Mr. Probst has served as a director of Blackhawk Network Holdings, Inc. during the past five years. Mr. Probst holds a B.S. degree from the University of Delaware.
Mr. Probst served as the Company’s Chief Executive Officer for more than 15 years and has served as the Chairman of the Board of Directors for over 20 years. Mr. Probst contributes to the Board of Directors his deep understanding of the Company’s operational and strategic business goals and direct experience with Company and industry-specific opportunities and challenges.
Talbott Roche
Director since June 2016
Ms. Roche, age 51, has served as Chief Executive Officer and a member of the board of directors of Blackhawk Network Holdings, Inc., a leading prepaid payment network, since February 2016, and as President since November 2010. Ms. Roche has held several positions at Blackhawk Network Holdings since joining in 2001, including Senior Vice President, Marketing, Product and Business Development and Assistant Vice President. Prior to joining Blackhawk Network Holdings, Ms. Roche served as a Branding Consultant and Director of New Business Development for Landor Associates, a marketing consulting firm, and held executive positions at News Corporation, a media and marketing services company. Ms. Roche has previously served as a member of the board of directors of the Network Branded Prepaid Card Association, a trade association. Ms. Roche holds a B.A. in economics from Stanford University.
Ms. Roche brings to the Board of Directors her operational and management experience within a global organization. In addition, Ms. Roche’s understanding and experience with digital commerce, marketing and consumer trends provide the Board of Directors with valuable perspective.
Richard A. Simonson
Director since 2006
Mr. Simonson, age 59, has served as Executive Vice President and Chief Financial Officer of Sabre Corporation since March 2013. Previously, Mr. Simonson served as President, Business Operations and Chief Financial Officer of Rearden Commerce from April 2011 through May 2012. From 2001 to 2010, Mr. Simonson held a number of executive positions at Nokia Corporation, including Executive Vice President, Head of Mobile Phones and Sourcing, Chief Financial Officer, and Vice President and Head of Customer Finance. Mr. Simonson also serves on the Board of Trustees of the SMU Lyle School of Engineering. Mr. Simonson served as a director of Silver Spring Networks, Inc. during the past five years. Mr. Simonson holds a B.S. degree from the Colorado School of Mines and an M.B.A. from Wharton School of Business at the University of Pennsylvania.
Mr. Simonson brings to the Board of Directors extensive financial expertise, corporate governance and risk management experience as a public company Chief Financial Officer. He also has extensive experience with the strategic and operational challenges of leading a global company.

Luis A. Ubiñas
Director since 2010, Lead Director since 2015
Mr. Ubiñas, age 55, served as President of the Ford Foundation from 2008 to 2013. Prior to joining the Ford Foundation, Mr. Ubiñas spent 18 years with McKinsey & Company, where he held various positions, including Managing Director of the firm’s west coast media practice working with technology, telecommunications and media companies. Mr. Ubiñas also serves on the board of directors of Boston Private Financial Holdings, Inc. and on the boards of several non-profit organizations. Mr. Ubiñas has served as a director of CommerceHub, Inc. and Valassis Communications, Inc. during the past five years. He holds a B.A. degree from Harvard College and an M.B.A. from Harvard Business School, is a fellow of the American Academy of Arts and Sciences and a member of the Council on Foreign Relations.
Mr. Ubiñas has extensive experience in business management and operations from his years of overseeing more than $12 billion in assets and over $500 million in annual giving at the Ford Foundation. In addition, through his prior experience as a Managing Director at McKinsey & Company, he has worked with technology, telecommunications and media companies in understanding the challenges and opportunities presented by digital distribution platforms and applications. Mr. Ubiñas has worked extensively with companies managing the transition from physical to digital distribution and business models.
Heidi J. Ueberroth
Director since 2017
Ms. Ueberroth, age 52, is the President of Globicon, a private investment and advisory firm focused on the media, sports, entertainment and hospitality industries. Prior to Globicon, Ms. Ueberroth served in several positions at the National Basketball Association between 1994 and 2013, including as President of NBA International from 2009 to 2013 and as President of Global Marketing Partnerships and International Business Operations from 2006 to 2009. Ms. Ueberroth also serves on the board of directors of the privately-held Four Seasons Hotels and Resorts, the privately-held Pebble Beach Company and on the boards of several non-profit organizations. Ms. Ueberroth has served as a director of Santander Consumer USA Holdings Inc. during the past five years. Ms. Ueberroth holds a B.A. degree from Vanderbilt University and serves on its Arts and Science Board of Visitors.
Ms. Ueberroth brings to the Board of Directors extensive global experience in the sports, media and entertainment industries, including with respect to developing and marketing products and services in Asian markets. In addition, Ms. Ueberroth’s past and present board service bring the experience of overseeing strategic and operational challenges of a global company.
Andrew Wilson
Director since 2013
Mr. Wilson, age 43, has served as EA’s Chief Executive Officer and as a director of EA since September 2013. Prior to his appointment as our Chief Executive Officer, Mr. Wilson held several positions within the Company since joining EA in May 2000, including Executive Vice President, EA SPORTS from August 2011 to September 2013 and Senior Vice President, EA SPORTS from March 2010 to August 2011. Mr. Wilson also serves as a director of Intel Corporation and is chairman of the board of the privately-held World Surf League.
Mr. Wilson has served as the Company’s Chief Executive Officer since September 2013 and has been employed by EA in several roles since 2000. In addition to Mr. Wilson’s extensive experience and knowledge of the Company and the industry, we believe it is crucial to have the perspective of the Company’s Chief Executive Officer represented on the Board of Directors to provide direct insight into the Company’s day-to-day operation and strategic vision.

DIRECTOR INDEPENDENCE
Our Board of Directors has determined that each of our non-employee directors qualifies as an “independent director” as that term is used in the NASDAQ Stock Market Rules; each member of our standing committees is independent in accordance with those standards. Mr. Wilson, our CEO, does not qualify as independent. The NASDAQ Stock Market Rules have both objective tests and a subjective test for determining independence. The Board of Directors has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances. In May 2018, the Board of Directors, acting upon the recommendation of the Nominating and Governance Committee, determined that Mr. Probst, our Chairman of the Board, qualified as an independent director. Mr. Probst has not been an employee of the Company for over three years and meets all objective tests for independence. In addition, the Board of Directors determined that Mr. Probst meets the subjective tests of independence.
In addition to the board-level standards for director independence, the directors who serve on the Nominating and Governance, Audit and Compensation Committees each satisfy standards established by the SEC and the NASDAQ Stock Market to qualify as “independent” for the purposes of membership on those committees.
BOARD OF DIRECTORS, BOARD MEETINGS AND COMMITTEES
In fiscal 2018, the Board of Directors met five times and also acted by written consent. At regularly scheduled meetings, the independent members of the Board of Directors meet in executive session separately without management present.
Board of Directors Leadership Structure
Mr. Wilson serves as our CEO, and Mr. Probst serves as our Chairman. In addition, Mr. Ubiñas, our Lead Director, was elected by the independent directors and is responsible for chairing executive sessions of the Board of Directors and other meetings of the Board of Directors in the absence of the Chairman, serving as a liaison between the Chairman and the other independent directors, and overseeing the Board of Directors’ stockholder communication policies and procedures (including, under appropriate circumstances, meeting with stockholders). Mr. Ubiñas also may call meetings of the independent directors. Mr. Ubiñas has served as our Lead Director since 2015. Mr. Ubiñas was chosen by the independent directors to serve as Lead Director following the 2017 annual meeting for an additional two-year term, ending with our 2019 annual meeting, subject to Mr. Ubiñas’ re-election to the Board of Directors.
The Board of Directors believes that this leadership structure with Mr. Wilson serving as CEO, Mr. Probst serving as the Chairman and Mr. Ubiñas serving as Lead Director is the appropriate leadership structure for the Company. Mr. Probst, though an independent director, was an employee of the Company for 25 years, more than 15 of which were in service as CEO and Executive Chairman. As a result of his many years of service to the Company, Mr. Probst has invaluable knowledge regarding the Company and the interactive entertainment industry and is uniquely positioned to lead the Board of Directors in its review of management’s strategic plans. Given Mr. Probst’s past service with the Company, the Board of Directors believes that a strong and empowered Lead Director provides an essential mechanism for independent viewpoints, and as the Chairman of the Nominating and Governance Committee, Mr. Ubiñas is well suited for this role because, among other things, he is not affiliated with the Company under any applicable rules or guidelines.

Board Committees
The Board of Directors currently has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. Each of these standing committees operates under a written charter adopted by the Board of Directors. These charters are available in the Investor Relations section of our website at http://investor.ea.com.
All members of these committees are independent directors. During fiscal 2018, all eleven incumbent directors attended or participated in 80% or more of the aggregate of (1) the number of applicable meetings of the Board or Directors and (2) the number of applicable meetings held by each committee on which such director was a member. The members of our standing committees are set forth below:

Audit Committee:	Richard A. Simonson (Chair), Jeffrey T. Huber and Denise F. Warren
Nominating and Governance Committee:	Luis A. Ubiñas (Chair), Leonard S. Coleman and Vivek Paul
Compensation Committee:	Jay C. Hoag (Chair), Leonard S. Coleman and Talbott Roche
Audit Committee
The Audit Committee assists the Board of Directors in its oversight of the Company’s financial reporting and is directly responsible for the appointment, compensation and oversight of our independent auditors. The Audit Committee also is responsible for establishing and maintaining complaint procedures with respect to internal and external concerns regarding accounting or auditing matters, oversight of tax and treasury policies and practices and oversight of the Company’s internal audit function. The Audit Committee has the authority to obtain advice and assistance from outside advisors without seeking approval from the Board of Directors, and the Company will provide appropriate funding for payment of compensation to advisors engaged by the Audit Committee. The Audit Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements and the financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules. The Audit Committee met ten times and also acted by written consent in fiscal 2018. For further information about the Audit Committee, please see the “Report of the Audit Committee of the Board of Directors” below.
Nominating and Governance Committee
The Nominating and Governance Committee is responsible for recommending to the Board of Directors nominees for director and committee memberships. The Nominating and Governance Committee also is responsible for reviewing developments in corporate governance, recommending formal governance standards to the Board of Directors, establishing the Board of Directors’ criteria for selecting nominees for director and for reviewing from time to time the appropriate skills, characteristics and experience required of the Board of Directors as a whole, as well as its individual members, including such factors as business experience and diversity. In addition, the Nominating and Governance Committee is responsible for reviewing the performance of the CEO. The Nominating and Governance Committee manages the process for emergency planning in the event the CEO is unable to fulfill the responsibilities of the role and also periodically evaluates internal and external CEO candidates for succession planning purposes. The Nominating and Governance Committee also reviews with management diversity, corporate responsibility and sustainability issues affecting the Company. The Nominating and Governance Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules. The Nominating and Governance Committee met four times in fiscal 2018.

Compensation Committee
The Compensation Committee is responsible for setting the overall compensation strategy for the Company, recommending the compensation of the CEO to the Board of Directors, determining the compensation of our other executive officers and overseeing the Company’s bonus and equity incentive plans and other benefit plans. For further information about the role of our executive officers in recommending the amount or form of executive compensation, please see “The Process for Determining our NEOs’ Compensation” in the “Compensation Discussion and Analysis” section of this Proxy Statement. In addition, the Compensation Committee is responsible for reviewing and recommending to the Board of Directors compensation for non-employee directors and compensation for employees that would qualify as a “Related Person Transaction” under our Related Person Transaction Policy. The Compensation Committee currently is comprised of three directors, each of whom in the opinion of the Board of Directors meets the independence requirements of the NASDAQ Stock Market Rules and the SEC rules. Each director also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Compensation Committee may delegate any of its authority and duties to subcommittees, individual committee members or management, as it deems appropriate in accordance with applicable laws, rules and regulations. During fiscal 2018, the Compensation Committee met five times and also acted by written consent.
The Compensation Committee has the authority to engage the services of outside advisors, after first conducting an independence assessment in accordance with applicable laws, regulations and exchange listing standards. During fiscal 2018, the Compensation Committee engaged and directly retained Compensia, Inc. (“Compensia”), a national compensation consulting firm, to assist with the Compensation Committee’s analysis and review of the compensation of our executive officers and other aspects of our total compensation strategy. Compensia performed no other services for the Company and its management team during fiscal 2018. The Compensation Committee has reviewed the independence of Compensia and determined that Compensia’s engagement did not raise any conflicts of interest.

ANNUAL BOARD AND COMMITTEE SELF-EVALUATIONS
Our Board of Directors and each of our committees conducts an annual evaluation, which includes a qualitative assessment by each director of the performance of the Board of Directors, as a whole, and the committee or committees on which each director sits. The evaluation is intended to determine whether the Board of Directors and each committee are functioning effectively, and to provide them with an opportunity to reflect upon and improve processes and effectiveness. The evaluations are led by Mr. Ubiñas, our Lead Director and Chairman of the Nominating and Governance Committee. A summary of the results is presented to the Nominating and Governance Committee and the Board of Directors on an aggregated basis, noting any themes or common issues.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During fiscal 2018, no member of the Compensation Committee was an employee or current or former officer of EA, nor did any member of the Compensation Committee have a relationship requiring disclosure by EA under Item 404 of SEC Regulation S-K. No EA officer serves or has served since the beginning of fiscal 2018 as a member of the board of directors or the compensation committee of a company at which a member of EA’s Board of Directors and Compensation Committee is an employee or officer.
CONSIDERATION OF DIRECTOR NOMINEES
In evaluating nominees for director to recommend to the Board of Directors, the Nominating and Governance Committee will take into account many factors within the context of the characteristics and the needs of the Board of Directors as a whole. While the specific needs of the Board of Directors may change from time to time, all nominees for director are considered on the basis of the following minimum qualifications:

•	The highest level of personal and professional ethics and integrity, including a commitment to EA’s purpose and beliefs;

•	Practical wisdom and mature judgment;

•
Broad training and significant leadership experience in business, entertainment, technology, finance, digital commerce, corporate governance, public interest or other disciplines relevant to EA’s long-term success;

•	The ability to gain an in-depth understanding of EA’s business; and

•	A willingness to represent the best interests of all EA stockholders and objectively appraise management’s performance.
While there is no formal policy with regard to diversity, when considering candidates as potential members of the Board of Directors, the Nominating and Governance Committee considers the skills, background and experience of each candidate to evaluate his or her ability to contribute diverse perspectives to the Board of Directors. The goal of the Nominating and Governance Committee is to select candidates that have complementary and diverse perspectives, whether based on business experience, diversity of gender, ethnicity, culture, or other factors, which together contribute to the Board of Directors’ effectiveness as a whole. The primary consideration is to identify candidates who will best fulfill the Board of Directors’ and the Company’s needs at the time of the search. Therefore, the Nominating and Governance Committee does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, race, age, or similar factors.
The Nominating and Governance Committee will evaluate candidates proposed by our stockholders under similar criteria, except that it also may consider as one of the factors in its evaluation the amount of EA voting stock held by the stockholder and the length of time the stockholder has held such stock.

GLOBAL CODE OF CONDUCT AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Global Code of Conduct that applies to our directors, and all other employees, including our principal executive officer, principal financial officer, principal accounting officer, and other senior financial officers, as well as Corporate Governance Guidelines. These documents, along with our organizational documents and committee charters, form the framework of our corporate governance. Our Global Code of Conduct, Corporate Governance Guidelines and committee charters are available in the Investor Relations section of our website at http://investor.ea.com. We post amendments to or waivers from our Global Code of Conduct in the Investor Relations section of our website.
OVERSIGHT OF RISK ISSUES
Our Board of Directors as a whole has responsibility for overseeing our risk management. The Board of Directors exercises this oversight responsibility directly and through its committees. The oversight responsibility of the Board of Directors and its committees is informed by reports from our management team that are designed to provide visibility into our key risks and our risk mitigation strategies. Business and strategic risks, including risks related to cybersecurity, as well as the steps taken by management to monitor and control these risks are reviewed by the full Board of Directors. Risks related to investments, financial reporting, internal controls and procedures, tax and treasury matters and compliance issues are reviewed regularly by the Audit Committee, which oversees the financial reporting, global audit and legal compliance functions. The Audit Committee also oversees our enterprise risk management program, which identifies and prioritizes material risks for the Company and the mitigation steps needed to address them. The Nominating and Governance Committee reviews risks related to director and CEO succession and monitors the effectiveness of our corporate governance policies. Compensation-related risks are reviewed by the Compensation Committee with members of management responsible for structuring the Company’s compensation programs. Each of the committees regularly report to the full Board of Directors on matters relating to the specific areas of risk that each committee oversees.
As part of their risk oversight efforts, the Compensation Committee evaluated our compensation programs to determine whether the design and operation of our policies and practices could encourage executives or employees to take excessive or inappropriate risks that would be reasonably likely to have a material adverse effect on the Company and have concluded that they do not.
In making that determination, the Compensation Committee considered the design, size and scope of our cash and equity incentive programs and program features that mitigate against potential risks, such as payout caps, cash and equity award clawbacks, the quality and mix of performance-based and “at risk” compensation, and, with regard to our equity incentive programs, the stock ownership requirements applicable to our executives. The Compensation Committee reviewed the results of their evaluation with management and Compensia. The Compensation Committee concluded that our compensation policies and practices strike an appropriate balance of risk and reward in relation to our overall business strategy, and do not create risks that are reasonably likely to have a material adverse effect on the Company.
The “Compensation Discussion and Analysis” section below generally describes the compensation policies and practices applicable to our named executive officers.

RELATED PERSON TRANSACTIONS POLICY
Our Board of Directors has adopted a written Related Person Transactions Policy that describes the procedures used to process, evaluate, and, if necessary, disclose transactions between the Company and its directors, officers, director nominees, greater than 5% stockholders, or an immediate family member of any of the foregoing. We review any transaction or series of transactions which exceeds $120,000 in a single fiscal year and in which any related person has a direct or indirect interest, as well as any transaction for which EA’s Global Code of Conduct or Conflict of Interest Policy would require approval of the Board of Directors.
Once a transaction has been identified, the Audit Committee (if the transaction involves an executive officer) or the Nominating and Governance Committee (if the transaction involves a director) will review the transaction at the next scheduled meeting of such committee. Transactions involving our CEO also will be reviewed by our independent Chairman or independent Lead Director if the Chairman is not independent. If it is not practicable or desirable to wait until the next scheduled meeting, the chairperson of the applicable committee considers the matter and reports back to the relevant committee at the next scheduled meeting. In determining whether to approve or ratify a transaction, the Audit Committee or Nominating and Governance Committee (or the relevant chairperson of such committee) considers all of the relevant facts and circumstances available and transactions are only approved if they are in, or not inconsistent with, the best interests of EA and its stockholders. No member of the Audit Committee or Nominating and Governance Committee may participate in any review, consideration or approval of any transaction if the member or their immediate family member is the related person.
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Scott Probst
Scott Probst, the son of our Chairman, was employed by the Company for a portion of fiscal 2018 in our game development studios prior to leaving the Company in October 2017 to pursue another opportunity. The aggregate value of his total compensation in fiscal 2018 was consistent with compensation provided to other EA employees in similar positions and less than $400,000. The Compensation Committee reviewed Mr. Probst’s fiscal 2018 compensation in accordance with our Related Person Transactions Policy. Our Board of Directors considered Mr. Probst’s employment in reaching its determination that Mr. Lawrence F. Probst III, our Chairman, is an independent director.
Blackhawk Network Holdings
We enter into commercial dealings with Blackhawk Network Holdings, Inc., whereby Blackhawk Network Holdings offers EA-branded gift cards. During fiscal 2018, the aggregate amount involved in transactions with Blackhawk Network Holdings totaled approximately $2.5 million. Ms. Roche, one of our directors, is the Chief Executive Officer of Blackhawk Network Holdings. Ms. Roche has no involvement in Blackhawk Network Holdings’ commercial dealings with EA and has no material direct or indirect interest in these transactions. Therefore, we do not consider these transactions to be “related person transactions” within the meaning of applicable SEC rules. Our Board of Directors considered our dealings with Blackhawk Network Holdings in reaching its determination that Ms. Roche is an independent director.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
We have adopted procedures to assist EA’s directors and officers in complying with the requirements of Section 16(a) of the Exchange Act, which include assisting officers and directors in preparing forms for filing. To EA’s knowledge, based solely upon review of such reports furnished to us and written representations that no other reports were required, we believe that all Section 16(a) filing requirements applicable to our officers and directors were timely met during fiscal 2018.

DIRECTOR ATTENDANCE AT ANNUAL MEETING
Our directors are expected to make every effort to attend the Annual Meeting. All directors who were elected at the 2017 annual meeting of stockholders attended the meeting.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
EA stockholders may communicate with the Board of Directors as a whole, with a committee of the Board of Directors, or with an individual director by sending a letter to EA’s Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065, or by sending an email to StockholderCommunications@ea.com. Our Corporate Secretary will forward to the Board of Directors all communications that are not of a commercial or frivolous nature or otherwise inappropriate for their consideration. For further information regarding the submission of stockholder communications, please visit the Investor Relations section of our website at http://investor.ea.com.
OTHER BUSINESS
The Board of Directors does not know of any other matter that will be presented for consideration at the Annual Meeting except as specified in the notice of the Annual Meeting. If any other matter does properly come before the Annual Meeting, or at any adjournment or postponement of the Annual Meeting, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that EA specifically incorporates it by reference into a filing.
The Audit Committee of the Board of Directors operates under a written charter, which was most recently amended in May 2018. The Audit Committee is currently comprised of three non-employee directors, each of whom in the opinion of the Board of Directors meets the current independence requirements and financial literacy standards of the NASDAQ Stock Market Rules, as well as the independence requirements of the SEC. In fiscal 2018, the Audit Committee consisted of Richard A. Simonson, Jeffrey T. Huber and Denise F. Warren. The Board of Directors has determined that Mr. Simonson meets the criteria for an “audit committee financial expert” as set forth in applicable SEC rules.
The Company’s management is primarily responsible for the preparation, presentation and integrity of the Company’s financial statements. EA’s independent registered public accounting firm, KPMG LLP (the “independent auditors”), is responsible for performing an independent audit of the Company’s (1) financial statements and expressing an opinion as to the conformity of the financial statements with U.S. generally accepted accounting principles, and (2) internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (the “PCAOB”) and issuing an opinion thereon.
The Audit Committee assists the Board of Directors in its oversight responsibility with respect to the integrity of EA’s accounting policies, internal control function and financial reporting processes. The Audit Committee reviews EA’s quarterly and annual financial statements prior to public earnings releases and submission to the SEC; oversees EA’s internal audit function; consults with the independent auditors and EA’s internal audit function regarding internal controls and the integrity of the Company’s financial statements; oversees tax and treasury matters, oversees EA’s enterprise risk management program; assesses the independence of the independent auditors; and is directly responsible for the appointment, retention, compensation and oversight of the independent auditors. In this context, the Audit Committee has met and held discussions with members of management, EA’s internal audit function and the independent auditors. Company management has represented to the Audit Committee that the Company’s consolidated financial statements for the most recently completed fiscal year were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with Company management and the independent auditors. Company management also has represented to the Audit Committee that the Company’s internal control over financial reporting was effective as of the end of the Company’s most recently completed fiscal year, and the Audit Committee has reviewed and discussed the Company’s internal control over financial reporting with management and the independent auditors. The Audit Committee also discussed with the independent auditors matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, including the quality and acceptability of the Company’s financial reporting and internal control processes. The Audit Committee also has discussed with the Company’s independent auditors the scope and plans for their annual audit and reviewed the results of that audit with management and the independent auditors.
In addition, the Audit Committee received and reviewed the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding their communications with the Audit Committee concerning independence, and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee also has considered whether the provision of any non-audit services (as described on page 52 of this Proxy Statement under the heading “Proposal Three: Ratification of the Appointment of KPMG LLP, Independent Registered Public Accounting Firm” — “Fees of Independent Auditors”) and the employment of former KPMG LLP employees by the Company are compatible with maintaining the independence of KPMG LLP.
The members of the Audit Committee are not engaged in the practice of auditing or accounting. In performing its functions, the Audit Committee necessarily relies on the work and assurances of the Company’s management and the independent auditors.

In reliance on the reviews and discussions referred to in this report and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2018 be included for filing with the SEC in the Company’s Annual Report. The Audit Committee has also approved the selection of KPMG LLP as the Company’s independent auditors for fiscal 2019.
AUDIT COMMITTEE
Richard A. Simonson (Chairman)
Jeffrey T. Huber
Denise F. Warren

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
Our Compensation Committee is responsible for reviewing and recommending to our Board of Directors the compensation paid to our non-employee directors. Our non-employee directors are paid a mix of cash and equity compensation for their service as directors.
Cash Compensation
The table below reflects the annualized components of cash compensation for non-employee directors that were in place during fiscal 2018. For more information regarding the specific compensation received by each non-employee director during fiscal 2018, see the “Fiscal 2018 Director Compensation Table” table below.

Compensation Component	Amount
Annual Retainer	$60,000
Service on the Audit Committee	$15,000
Chair of the Audit Committee	$15,000
Service on the Compensation Committee	$12,500
Chair of the Compensation Committee	$12,500
Service on the Nominating and Governance Committee	$10,000
Chair of the Nominating and Governance Committee	$10,000
Chairman of the Board of Directors	$50,000
Service as Lead Director	$25,000
In addition, individual directors are eligible to earn up to $1,000 per day, with the approval of the Board of Directors, for special assignments, which may include providing oversight to management in areas such as sales, marketing, public relations, technology and finance (provided, however, no independent director is eligible for a special assignment if the assignment or payment for the assignment would prevent the director from being considered independent under applicable NASDAQ Stock Market or SEC rules). No directors earned any compensation for special assignments during fiscal 2018.
Our Compensation Committee reviews our non-employee director compensation every two years. Our Compensation Committee reviewed our non-employee director compensation in February 2018 in consultation with the Compensation Committee’s independent consultant, Frederick W. Cook & Co (“FWC”). FWC conducted a competitive analysis of our non-employee director compensation against our peer group (as defined in the “Compensation Discussion and Analysis” section below) and, based on the Compensation Committee’s review, no changes to the compensation paid to our non-employee directors were recommended to our Board of Directors. The Compensation Committee will conduct its next review of non-employee director compensation in 2020.
Stock Compensation
In fiscal 2018, each of our non-employee directors who were re-elected at the 2017 annual meeting of stockholders were granted restricted stock units with time-based vesting (“RSUs”) with a grant date fair value of approximately $260,000. These RSUs will vest in their entirety on August 2, 2018.
Under the EIP, non-employee directors may elect to receive all or part of their cash compensation in the form of common stock. As an incentive for our non-employee directors to increase their stock ownership in EA, non-employee directors making such an election receive shares of common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant, which is the first trading day of each quarter of the Board year. Mr. Hoag, Mr. Huber, Ms. Roche, Mr. Simonson, Mr. Ubiñas and Ms. Warren received all or part of their cash compensation in the form of our common stock during fiscal 2018.

Other Benefits
Non-employee directors who are not employed with any other company are offered an opportunity to purchase certain EA health, dental and vision insurance while serving as a director. Participating directors pay 100% of their own insurance premiums.
Stock Ownership Guidelines
Each non-employee director is required, within five years of becoming a director, to own a number of shares of EA common stock having a value of at least five years’ annual retainer for service on our Board of Directors.
Non-employee directors are permitted to include the value of vested, but deferred, RSUs toward their ownership requirement. As of March 31, 2018, each of our directors had either fulfilled their ownership requirements or had not yet reached five years of service. Mr. Hoag is eligible to satisfy his ownership requirements through holdings of EA stock by Technology Crossover Ventures, where he serves as the Founding General Partner. Mr. Huber is eligible to satisfy his ownership requirements through holdings of EA stock through certain trusts over which Mr. Huber maintains investment control and pecuniary interest.
FISCAL 2018 DIRECTOR COMPENSATION TABLE
The following table shows compensation information for each of our non-employee directors during fiscal 2018. The compensation paid to Mr. Wilson is shown under “Fiscal 2018 Summary Compensation Table” found on page 35 of this Proxy Statement and the related explanatory tables. Mr. Wilson does not receive any compensation for his service as a member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(3)	Total ($)
Leonard S. Coleman	82,500	259,925	—	342,425
Jay C. Hoag	85,000	259,925	8,511	353,436
Jeffrey T. Huber	75,000	259,925	7,503	342,428
Vivek Paul	70,000	259,925	—	329,925
Lawrence F. Probst III	110,000	259,925	—	369,925
Talbott Roche	72,500	259,925	7,185	339,610
Richard A. Simonson	90,000	259,925	8,991	358,916
Luis A. Ubiñas	105,000	259,925	7,814	372,739
Heidi J. Ueberroth	45,000	194,965(2)	—	239,965
Denise F. Warren	75,000	259,925	7,484	342,409

(1)
For all non-employee directors except for Ms. Ueberroth, represents the aggregate grant date fair value of the annual equity award of RSUs granted to the non-employee directors and is calculated based on the closing price of $118.85 for our common stock on the date of grant, August 3, 2017. For additional information regarding the valuation methodology for RSUs, see Note 14, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report. Except for Ms. Ueberroth, each of our non-employee directors held 2,187 unvested RSUs as of March 31, 2018 (the last day of fiscal 2018).

(2)
For Ms. Ueberroth, represents the aggregate grant date fair value of the annual equity award of RSUs granted to Ms. Ueberroth, pro-rated to reflect the beginning of her service in November 2017, and is calculated based on the closing price of $111.60 for our common stock on the date of grant, November 16, 2017. Ms. Ueberroth held 1,747 unvested RSUs as of March 31, 2018.

(3)  Non-employee directors may elect to receive all or part of their cash compensation in the form of common stock, and directors making such an election receive common stock valued at 110% of the cash compensation they would have otherwise received. These shares are awarded via the grant and immediate exercise of a stock option having an exercise price equal to the fair market value of our common stock on the date of grant. The values represent the premium received for shares in lieu of cash compensation. The following table presents information regarding the shares granted to each director during fiscal 2018, who elected to receive all or part of their cash compensation in the form of common stock:

Name	Grant Date	Exercise Price ($)	Shares Subject to Immediately Exercised Stock Option Grants	Grant Date Fair Value ($)
Jay C. Hoag	5/1/2017	94.79	246	23,318
	8/1/2017	116.92	200	23,384
	11/1/2017	114.47	204	23,352
	2/1/2018	128.18	183	23,457
				93,511

Jeffrey T. Huber	5/1/2017	94.79	217	20,569
	8/1/2017	116.92	176	20,578
	11/1/2017	114.47	181	20,719
	2/1/2018	128.18	161	20,637
				82,503

Talbott Roche	5/1/2017	94.79	210	19,906
	8/1/2017	116.92	171	19,993
	11/1/2017	114.47	174	19,918
	2/1/2018	128.18	155	19,868
				79,685

Richard A. Simonson	5/1/2017	94.79	261	24,740
	8/1/2017	116.92	212	24,787
	11/1/2017	114.47	216	24,726
	2/1/2018	128.18	193	24,739
				98,991

Luis A. Ubiñas	8/1/2017	116.92	246	28,762
	11/1/2017	114.47	253	28,961
	2/1/2018	128.18	225	28,841
				86,564

Denise F. Warren	5/1/2017	94.79	218	20,664
	8/1/2017	116.92	176	20,578
	11/1/2017	114.47	180	20,605
	2/1/2018	128.18	161	20,637
				82,484

COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our Compensation Discussion and Analysis describes and discusses the fiscal 2018 compensation paid to our named executive officers (“NEOs”) and is organized into six sections:

•	Executive Summary

•	Compensation Practices, Principles and Say on Pay Vote

•	The Process for Determining Our NEOs’ Compensation

•	Our Elements of Pay

•	Our NEOs’ Fiscal 2018 Compensation

•	Other Compensation Information
For fiscal 2018, EA’s NEOs and their titles were:

•	Andrew Wilson, Chief Executive Officer;

•	Blake Jorgensen, Executive Vice President and Chief Financial Officer;

•	Patrick Söderlund, Executive Vice President, EA Worldwide Studios;

•	Kenneth Moss, Executive Vice President and Chief Technology Officer; and

•	Chris Bruzzo, Chief Marketing Officer
On April 12, 2018, EA announced changes to certain of its NEOs’ roles, which position the Company for continued transformation and leadership. Blake Jorgensen now serves as the Company’s Chief Operating Officer in addition to his role as EA’s Chief Financial Officer; Patrick Söderlund transitioned to the newly established Company-wide leadership role of Chief Design Officer focused on delivering next-generation game designs, driving our marketing teams on creative content and meta-game experiences, and working with our central technology teams to transform gaming; and Chris Bruzzo leads the Company’s integrated marketing, publishing and analytics organization, as Laura Miele, previously head of Global Publishing, has taken over the Chief Studios Officer role.
EXECUTIVE SUMMARY
Fiscal 2018 Summary of EA’s Business
EA’s core strategies continued to deliver award-winning games and services to our players and deep player engagement. The breadth and depth of EA’s portfolio of games across key platforms, combined with our focus on live services to extend and enhance our games, generated strong financial results for the Company. We exceeded our net revenue and operating income guidance for fiscal 2018, drove higher gross margins, increased our cash provided by operations and invested in products and services for the future.
Fiscal 2018 GAAP Financial and Operating Highlights

•	We generated $5,150 million of net revenue and $3.34 diluted earnings per share.

•	Our digital net revenue increased to $3,450 million and represented 67% of our total net revenue.

•	Operating profit margins were 27.8%.

•	We delivered net income of $1,043 million and operating cash flow of $1,692 million.

•	We generated net bookings for a fiscal year of $5,180 million.

•
Titles in our top franchises, including FIFA 18, Battlefield 1, Star Wars Battlefront 2, The Sims 4, our live services including Ultimate Team in our sports franchises and mobile titles including Star Wars: Galaxy of Heroes and Madden NFL Mobile delivered hundreds of millions of hours of entertainment.

•	We repurchased 5.3 million shares for $601 million.
The financial performance, operational achievements and other fiscal year events summarized above provide context for the compensation decisions made by the Compensation Committee and Board of Directors in fiscal 2018 as we continue to structure our executive compensation program to align with pay-for-performance considerations. The Company’s executive compensation program is designed to reward our officers for the achievement of specific Company-wide financial objectives and the creation of long-term stockholder value.

COMPENSATION PRACTICES, PRINCIPLES AND SAY ON PAY VOTE
Compensation Design
Our executive compensation programs are designed to align the interests of our executives with the interests of our stockholders.

What We Do		What We Don’t Do
☑	Incorporate both performance-based restricted stock units (“PRSUs”) and time-based restricted stock units (“RSUs”)	☒	Have a “single-trigger” change in control plan
☑	Require at least 50% of our executive officers’ total equity value to be granted in the form of PRSUs	☒	Provide excise tax gross-up upon a change in control
☑	Require our executives to satisfy stock ownership guidelines	☒	Have executive employment contracts (other than as required by local jurisdictions)
☑	Prohibit all employees from engaging in hedging transactions in EA stock and prohibit executive officers from pledging EA common stock	☒	Reprice options without stockholder approval
☑	Conduct annual “say on pay” advisory votes
☑	Recover (clawback) equity compensation for misconduct in the event of a financial restatement
☑	Align performance-based equity vesting with stockholder interests
Compensation Principles — Promoting Pay-for-Performance
The design of our compensation programs is guided by a compensation philosophy based on three core principles intended to attract and retain high-performing executives and promote a pay-for-performance approach to executive compensation:

•
Principle 1 — Cash Compensation: A significant portion of each NEO’s cash compensation should be at risk, based on the annual financial and operational performance of the Company, in addition to the NEO’s individual performance;

•
Principle 2 — Equity Compensation: A significant portion of each NEO’s total compensation should be provided in the form of long-term equity to enhance alignment between the interests of our NEOs and our stockholders and to promote long-term retention of a strong leadership team in an industry and geographic area that are highly competitive for executive talent; and

•
Principle 3 — Target Total Direct Compensation: The target total direct compensation package for each NEO should be consistent with market practices for executive talent and reflect each NEO’s individual experience, responsibilities and performance.

Fiscal 2017 Say On Pay Vote and Say on Pay Frequency Vote
We received a favorable 96% of votes cast for our annual say on pay advisory proposal at our 2017 annual meeting. At that meeting, we also presented our stockholders with a proposal on the frequency of our say on pay advisory proposal. Based on the results of this vote, the Compensation Committee and the Board of Directors will continue to present an advisory say on pay proposal on an annual basis.
EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and value the opinions of our stockholders regarding our programs.

THE PROCESS FOR DETERMINING OUR NEOS’ COMPENSATION
Role of the Board of Directors, Compensation Committee and Management
Our Board of Directors approves the target total direct compensation and makes compensation decisions for our CEO, in consultation with the Compensation Committee and the Compensation Committee’s independent compensation consultant, Compensia. The Compensation Committee approves the target total direct compensation and makes compensation decisions for all other NEOs after input, at the Compensation Committee’s request, from our CEO, our Chief People Officer and Compensia.
Compensation decisions made by the Board of Directors and the Compensation Committee are based on several factors, including the Company’s financial performance, individual performance, market trends and other factors unique to each individual. The impact of the Company’s financial performance and individual considerations in our fiscal 2018 compensation decisions are detailed in the section of this Compensation Discussion and Analysis entitled “Our NEOs’ Fiscal 2018 Compensation.” The Compensation Committee and the Board of Directors also reference certain market-based considerations, such as peer group data, benchmarking and percentiles when making compensation decisions.
Selection and Use of Peer Group
To assess market compensation practices, each year the Compensation Committee selects a group of companies (“peer group”) comparable to us with respect to several quantitative factors, including revenue, market capitalization, total stockholder return, net income margin and number of employees, as well as qualitative factors including competition for talent.
In the third quarter of fiscal 2017, the Compensation Committee selected the following peer group to use as a reference for fiscal 2018 compensation decisions. This peer group was consistent with the prior year’s other than the removal of Yahoo! and LinkedIn Corporation, because each was acquired and thus no longer publicly-traded. As compared to our fiscal 2018 peer group and based on public filings through June 1, 2018, the Company was at the 38th percentile with respect to annual revenues and at the 69th percentile with respect to market capitalization.
FISCAL 2018 PEER GROUP

Video Game	Technology/Internet	Entertainment	Toys/Games
Activision Blizzard	Adobe Systems	AMC Networks Inc.	Hasbro
Zynga	Autodesk	Discovery Communications	Mattel
	eBay	Lions Gate Entertainment
Expedia
IAC/Interactive Corp.
Intuit
Priceline
Salesforce.com
Symantec
In the third quarter of fiscal 2018, the Compensation Committee assessed this peer group and considered the Company’s significant market capitalization growth over the past several fiscal years and its evolving business models. Based on these factors, as well as other commonalities, the Compensation Committee added VMware, Take-Two Interactive Software, Nvidia, CBS and Netflix to our peer group for use in benchmarking fiscal 2019 compensation decisions. These companies were determined by the Committee to be relevant comparable companies in the video game, entertainment and technology sectors. The Compensation Committee also removed Mattel and Lions Gate Entertainment from our peer group for fiscal 2019 due to our diverging business models.

Compensation Benchmarking and the Role of Consultants
In February 2018, Compensia conducted a comprehensive analysis of our executive compensation programs using publicly available compensation information on our peer group. The analysis included a comparison of the base salary, target cash compensation, long-term incentives and target total direct compensation of each of our senior vice-president level positions and above against similar positions in our peer group. Where sufficient market data for our peer group was not available, Compensia used data from a broader group of similarly sized technology companies. Compensia provided the Compensation Committee with its findings in February 2018 to be used as a reference for making bonus decisions for fiscal 2018 and base salary and equity decisions for fiscal 2019.
Use of Percentiles
When setting the fiscal 2018 base salaries and bonus targets for our executive officers, the Compensation Committee referenced the 50th to 75th percentiles of the market range of comparable companies, and for target guidelines for annual equity awards, the Compensation Committee referenced the 75th percentile. We believe these percentiles are appropriate to recruit and retain a strong leadership team in an industry and geographic area that are highly competitive for executive talent. Our guidelines for annual equity awards reference a higher percentile because of the important retention value of the awards. While we consider each component, the actual base salary, bonus and equity compensation awarded to an NEO may be above these targets and is determined based on our financial performance, individual performance, market trends and other factors unique to each individual.
The Compensation Committee also considered the aggregate value of the target total direct compensation components (i.e., base salary, bonus and annual equity awards), and referenced the 50th to 75th percentiles of the market for target total direct compensation. When necessary for new hires, retention, succession planning, or other factors, the Compensation Committee may approve, and did approve for fiscal 2018, compensation for select key executives that could result in target total direct compensation above our referenced range.

OUR ELEMENTS OF PAY
We believe that our compensation programs reflect our three compensation principles described under the heading “Compensation Principles - Promoting Pay-for-Performance” and are designed to reward achievement of Company-wide financial objectives, individual operational and strategic objectives and the creation of long-term value for our stockholders, while also recognizing the dynamic and highly competitive nature of our business and the market for top executive talent. For fiscal 2018, approximately 93% of our CEO’s target total direct compensation and 91% of the average of our NEOs’ (excluding our CEO) target total direct compensation is performance-based in the form of an annual performance cash bonus, PRSUs and RSUs. Our compensation structure puts at risk a significant portion of our NEOs’ target total direct compensation, as set forth below:

Average of the NEOs (Excluding CEO)	CEO

Base
9%
Performance Cash
Bonus 9%
PRSUs
41%
RSUs
41%

Base
7%
Performance Cash
Bonus 11%
PRSUs
41%
RSUs
41%

Base Salary
Base salary is the fixed cash component that is market competitive for the role to attract and retain high-performing executives. On an annual basis, the Compensation Committee reviews and approves any base salary adjustments considering factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role and internal compensation alignment.
Performance Cash Bonus Awards
Our cash bonus programs motivate our executives to achieve challenging short-term performance goals that are important to the Company’s long-term growth. The Compensation Committee sets the executives’ bonus targets each year as a percentage of base salary based on factors such as individual performance, the market for similar positions, level of responsibilities, complexity of role, and internal compensation alignment.
The performance cash bonus award to each of our NEOs is determined as follows:

Base Salary	X	Bonus Target Percentage (% of Base Salary)	X	Company Bonus Funding Percentage	X	Individual Performance Modifier	=	NEO Bonus Payout
The annual performance cash bonuses represented approximately 60% of our CEO’s target total cash compensation and 50% of the average of our NEOs’ (excluding our CEO) target total cash compensation.
Executive Bonus Plan: At the beginning of each fiscal year, the Compensation Committee selects the Executive Bonus Plan participants, performance period, performance measures, and the formula used to determine maximum bonus funding under each plan. Performance cash bonuses paid under the Executive Bonus Plan for fiscal 2018 were intended to qualify as tax deductible “performance-based compensation” under Section 162(m) of the Code. In fiscal 2018, all our NEOs, except for Mr. Söderlund, were selected to participate in the Executive Bonus Plan. Mr. Söderlund was excluded from the Executive Bonus Plan in fiscal 2018, because he resides in Sweden and his compensation did not qualify as tax deductible under Section 162(m). Mr. Söderlund participated in the general EA Bonus Plan in fiscal 2018.

For all NEOs, including Mr. Söderlund, the Compensation Committee selected non-GAAP net income as the performance measure, because the level of profitability is a key business focus in any year. The performance period was established as fiscal 2018, and the formula to determine the maximum bonus funding for each NEO was the lower of: (1) 600% of each respective NEO’s annual base salary not to exceed $5,000,000 or (2) 0.5% of our fiscal 2018 non-GAAP net income for each NEO other than our CEO, for whom the maximum was 1% of our fiscal 2018 non-GAAP net income. For fiscal 2018, the Company’s non-GAAP net income was $1,368 million, which resulted in a maximum bonus award funding of 600% of each respective NEO’s annual base salary, not to exceed $5,000,000. The Compensation Committee then exercised its discretion to reduce actual bonus awards for each NEO based on the Company’s overall financial performance, the terms of the Executive Bonus Plan and EA Bonus Plan, target bonus percentages and individual performance against strategic and operational objectives, as discussed in “Our NEOs’ Fiscal 2018 Compensation” below.
When making compensation decisions for our executives, we utilize non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team against non-GAAP targets. Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements. For more information regarding our use of non-GAAP financial measures for our compensation programs, please refer to the information provided under the heading “Use of Non-GAAP Financial Measures” below.
PRSUs
The Compensation Committee grants PRSUs to senior vice president level employees and above as part of their annual equity awards. To encourage executive retention and to encourage our executives to focus on long-term stock price performance, the PRSUs generally vest over a three-year performance period; however, the Compensation Committee may consider a different performance measurement period when appropriate for new-hires, retention, succession planning or other factors. The number of shares earned is adjusted based upon changes in our TSR relative to the TSR of the companies in the NASDAQ-100 Index (the “Relative NASDAQ-100 TSR Percentile”) measured over the vesting measurement periods, which are generally 12-month, 24-month cumulative and 36-month cumulative periods (each such period, a “Vesting Measurement Period”). PRSUs generally will vest upon the first, second and third anniversaries of the date of grant (which we call “Vesting Opportunities”). For fiscal 2018, 50% of the total value of our NEOs’ annual equity awards were made in the form of PRSUs.
The illustration below depicts how the number of shares earned is calculated:

Target PRSUs	X	Relative NASDAQ-100 TSR Percentile Modifier	=	Shares Earned
The Relative NASDAQ-100 TSR Percentile modifier, which can range from 0% to 200%, is based on the change in our stock price during a Vesting Measurement Period (i.e., approximately the 12-month period, 24-month cumulative period and 36-month cumulative period following of the date of grant), using a 90-day trailing average stock price. If the Company’s Relative NASDAQ-100 TSR Percentile is at the 60th percentile at the end of a Vesting Measurement Period, 100% of target shares will be earned. Thus, target vesting is tied to above-median performance of the NASDAQ 100. The percentage of shares earned will be adjusted upward by 3% or downward by 2% for each percentile above or below the 60th percentile, respectively.
The following table illustrates the percentage of shares that could be earned from our PRSUs based on the Company’s Relative NASDAQ-100 TSR Percentile:

Relative NASDAQ-100 TSR Percentile	1st to 10th	25th	40th	60th	75th	90th	94th to 100th
Relative NASDAQ-100 TSR Multiplier	0%	30%	60%	100%	145%	190%	200%

The following table illustrates the percentage of shares subject to outstanding PRSUs earned at the end of fiscal 2018:

PRSU Grant Date	June 2015	June 2016	June 2017
Measurement Period	Fiscal 16-18	Fiscal 17-19	Fiscal 18-20
90-day average stock price (at start of measurement period)	$61.26	$70.55	$102.99
Length of Vesting Measurement Period	3 Years	2 Years	1 Year
90-day average stock price (at end of measurement period)	$121.20
EA’s TSR	97.85%	71.80%	17.68%
EA’s Relative NASDAQ-100 TSR Percentile	83rd	76th	56th
Percentage of Target Shares Vested in May 2018	169%	148%	92%
The number of shares earned is capped at 200% of the target shares available for vesting at a Vesting Opportunity. If the Company’s TSR at any Vesting Opportunity is negative on an absolute basis, the number of shares that can be earned is capped at 100% of the target regardless of the Company’s Relative NASDAQ-100 TSR Percentile.
In addition, as an incentive to keep our executives focused on long-term TSR performance, our PRSU program provides an opportunity for our executives to earn shares at the second and third Vesting Opportunities that were not earned at the first and second Vesting Opportunities in an amount up to 100% of the target number of shares unearned from the previous Vesting Opportunities. These shares are earned if the Company’s Relative NASDAQ-100 TSR Percentile subsequently improves over the cumulative 24-month and/or 36-month Vesting Measurement Periods. This feature has not been applied to our PRSU program to date.
RSUs
RSUs reward absolute long-term stock price appreciation and promote retention. Annual equity award grants of RSUs to our NEOs vest annually over 35 months from the grant date in approximately equal increments each May. The Compensation Committee may also grant RSUs with different vesting schedules when necessary for new hires, retention, succession planning, or other factors. For fiscal 2018, approximately 50% of the total value of our NEOs’ annual equity awards were made in the form of RSUs.
Use of Non-GAAP Financial Measures
The Company uses certain adjusted non-GAAP financial measures when establishing performance-based targets, such as non-GAAP net revenue, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP net income, non-GAAP diluted earnings per share and non-GAAP diluted shares, among others. These measures adjust for certain items that may not be indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information about the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting for future periods and when assessing the performance of the organization. These non-GAAP financial measures exclude the following items as applicable, in each reporting period: acquisition-related expenses, amortization of debt discount, change in deferred net revenue (online-enabled games), income tax rate adjustments and stock-based compensation, among others. In addition, for purposes of determining the Company bonus funding percentage, we add back bonus expense. Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.

OUR NEOS’ FISCAL 2018 COMPENSATION
2018 Annual Base Salary
To determine an executive’s base salary, the Compensation Committee with assistance from Compensia, considers the pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role. As part of its May 2017 compensation review, the Compensation Committee (and Board of Directors for Mr. Wilson) approved fiscal 2018 base salaries increases, effective June 1, 2017, of 4.5% for Mr. Wilson to $1,150,000; 4.58% for Mr. Jorgensen to $800,000; 28% for Mr. Söderlund to $800,000; 4% for Mr. Moss to $650,000; and 4.17% for Mr. Bruzzo to $625,000. Based on Compensia’s analysis, Mr. Wilson’s fiscal 2017 base salary was in the 50th to 75th percentile for the CEOs in our peer group. These increases in base salary for fiscal 2018 were based on the strength of the Company’s financial and operating performance in fiscal 2017 and in line with company-wide base salary merit increases for strong performers. In the case of Mr. Söderlund, his increase was driven by the exceptional performance of the worldwide studios organization in fiscal 2017, in particular, the success of Battlefield I and the FIFA franchises. In addition, the Committee recognized the unique scope of Mr. Söderlund’s role overseeing all game development at the Company across multiple platforms and genres.
Fiscal 2018 Performance Cash Bonus Awards
The Compensation Committee also sets the values of the annual performance bonus cash awards as a percentage of each executive’s base salary (“target bonus”) based on factors including the pay practices of our peer group for comparable positions, experience, tenure and internal equity based on the scale and scope of the role.
The Board of Directors did not increase Mr. Wilson’s target bonus percentage for fiscal 2018. The Compensation Committee increased Mr. Söderlund’s target bonus percentage from 100% to 150%, effective June 1, 2017, due to the same considerations outlined above with respect to Mr. Söderlund’s base salary increase. The Compensation Committee did not increase our other NEOs’ target bonus percentage for fiscal 2018.

	Base Salary in Fiscal 2018	Target Bonus Percentage
Mr. Wilson	$1,141,667	175%
Mr. Jorgensen	$794,167	100%
Mr. Söderlund(1)	$821,537	150%
Mr. Moss	$645,833	75%
Mr. Bruzzo	$620,833	75%

(1)
Mr. Söderlund resides in Stockholm, Sweden and is paid in Swedish krona (“SEK”). Mr. Söderlund’s fiscal 2018 base salary was derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2018 of 0.120427.

Performance cash bonus awards represented approximately one-half of our average NEO’s target total cash compensation, thus putting at risk a significant portion of our NEOs’ cash compensation.
Fiscal 2018 Company Bonus Funding Percentage: In order to align our NEOs’ bonus payouts to the performance of the Company, each NEO’s performance cash bonus award is tied to the bonus funding percentage applied to our overall Company bonus pool. This pool is based on the Company’s financial performance with equal weighting given to our non-GAAP net revenue and non-GAAP diluted earnings per share. In addition, our Executive Bonus Plan and EA Bonus Plan permit the Compensation Committee to exercise discretion (upwards, subject to the maximum payouts under the applicable plan, or downwards) to adjust the bonus funding percentage based on the Company’s business and operating performance.
In fiscal 2018, our non-GAAP net revenue of $5.18 billion was approximately 102% of our $5.10 billion target and reflected a 5% increase from our fiscal 2017 non-GAAP net revenue of $4.94 billion. Our non-GAAP diluted earnings per share of $4.38 for fiscal 2018 was approximately 107% of our $4.10 target and reflected a 12% increase from our fiscal 2017 non-GAAP earnings per share of $3.92. The Company’s financial performance resulted in a bonus funding percentage of 103.6% of aggregate employee target bonuses based on the equal weighting of non-GAAP net revenue and non-GAAP diluted earnings per share.
Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.

Fiscal 2018 Performance: The Board of Directors (in the case of Mr. Wilson) and the Compensation Committee, in consultation with Mr. Wilson and our Chief People Officer (in the case of all other NEOs), assessed the individual performance of our NEOs in determining the final bonus payouts as set forth below:

FISCAL 2018 PERFORMANCE CASH BONUSES
	Target Annual Bonus Award	Company Bonus Funding Percentage (103.6%)	Fiscal 2018 Cash Bonus
Mr. Wilson	$1,997,917	$2,069,842	$2,500,000
Mr. Jorgensen	$794,167	$822,757	$1,100,000
Mr. Söderlund(1)	$1,178,788	$1,221,224	$1,212,319
Mr. Moss	$484,375	$501,813	$630,000
Mr. Bruzzo	$465,625	$482,388	$530,000

(1)
Mr. Söderlund resides in Stockholm, Sweden and is paid in Swedish krona (“SEK”). The amounts set forth in this table (except for Mr. Söderlund’s fiscal 2018 cash bonus) were derived from an average of the SEK to USD exchange rates on the last day of each month during fiscal 2018 of 0.120427. The amount set forth as Mr. Söderlund’s fiscal 2018 cash bonus, which was paid on June 1, 2018, is based on the exchange rate as of May 23, 2018 of 0.113856.

Performance Cash Bonus Award for the CEO: In determining Mr. Wilson’s final cash bonus payout, the Board of Directors considered the weighting and achievement of Mr. Wilson’s fiscal 2018 objectives set forth below.

Fiscal 2018 CEO Objectives	Target	Actual(1)
Non-GAAP Financial Objectives (60% weight):
(In millions, except earnings per share and percentages)
Net Revenue	$5,100	$5,180
Gross Profit	$3,825	$3,908
Operating Expenses	$2,171	$2,191
Diluted Earnings Per Share (based on share count of 315 million shares(2))	$4.10	$4.34
Operating Cash Flow	$1,581	$1,692

Strategic and Operative Objectives (40% weight):
Execution of fiscal 2018 objectives, including metrics related to title launches, growth in live services and players
Future business growth, including targets relating to EA’s strategic plan, new intellectual properties, live services, competitive gaming and the Player Network
Organizational health, including metrics relating to voluntary attrition, employee engagement, and increasing diversity within EA’s workforce

(1)	Appendix A to this Proxy Statement provides a reconciliation between our non-GAAP financial measures and our audited financial statements.

(2)
For purpose of measuring achievement of Mr. Wilson’s diluted earnings per share objective, a share count of 315 million was used to be consistent with the fiscal 2018 financial plan approved by the Board of Directors.

Factors that the Board of Directors considered in determining Mr. Wilson’s individual performance included: his leadership of the Company’s fiscal 2018 game portfolio, including continued success in top franchises with growing player bases for FIFA 18 and Battlefield 1; record-breaking engagement in The Sims 4; the scope and innovation in Star Wars Battlefront II; expanding reach and engagement in live services including Ultimate Team and competitive gaming; and the continued growth and success of EA’s mobile game portfolio. In addition, Mr. Wilson’s leadership drove the Company’s ongoing development of new IP; development and implementation of technological infrastructure related to the EA Player Network; and the acquisition of Respawn Entertainment LLC (“Respawn”). Mr. Wilson’s focus on fostering diverse and inclusive talent within the Company, and the implementation of his strategy and direction for the Company for fiscal 2019, also were considered.

Fiscal 2018 Performance Cash Bonus Award Determination for the Other NEOs
Mr. Jorgensen, Executive Vice President and Chief Financial Officer
To determine Mr. Jorgensen’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2018, as well as Mr. Jorgensen’s individual performance, including: his role helping the Company achieve record cash flow provided by operations in fiscal 2018 while continuing to efficiently manage the Company’s operating expenses; his leadership growing sales across EA’s broad portfolio and diverse business models, including live services and subscriptions; his focus on implementing changes in the Company’s tax policies, including as a result of the U.S. tax reform; and effectively managing communications with investors and stockholders.
Mr. Söderlund, Executive Vice President, EA Worldwide Studios
To determine Mr. Söderlund’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2018, as well as Mr. Söderlund’s individual performance, including: the technical and creative quality of our EA SPORTS portfolio in fiscal 2018 (including FIFA 18 and Madden NFL 18), the breadth and depth of Star Wars Battlefront II, as well as management of the studios’ key changes to the game; the continued expansion and success of Battlefield 1 and The Sims 4; improved performance for EA’s mobile portfolio, including top-performing titles Star Wars: Galaxy of Heroes, Madden NFL Mobile and FIFA Mobile; improved player engagement with our products and the increase in digital revenue driven by live service engagement. In addition, our development of new games for launch in fiscal 2019 was considered, including Anthem, the next and new mobile titles; our creation of new IP for both console and PC; attracting and retaining talent; spearheading the acquisition of Respawn; Mr. Söderlund’s leadership of the EA Originals program to partner with independent studios to publish creative and innovative games such as A Way Out; and his overall leadership of our EA Worldwide Studios organization.
Mr. Moss, Executive Vice President and Chief Technology Officer
To determine Mr. Moss’ final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2018, as well as Mr. Moss’ individual performance, including: the successful scaling and enhancement of EA’s digital platform, the technology supporting our growing digital business, as well as the development of the EA Player Network; his leadership of EA’s proprietary game engine technology, Frostbite; his team’s support of the Company’s products and services, such as ensuring the platform performance, stability and timely delivery of the Company’s fiscal 2018 games including FIFA 18, Star Wars Battlefront II and Madden NFL 18; and leading development of EA’s new technological innovations, including investments in streaming technology and artificial intelligence.
Mr. Bruzzo, Chief Marketing Officer
To determine Mr. Bruzzo’s final cash bonus payout, the Compensation Committee took into account that the Company exceeded its non-GAAP net revenue target and its non-GAAP earnings per share target in fiscal 2018, as well as Mr. Bruzzo’s individual performance, including: successful multichannel global marketing campaigns for EA’s major titles, including the FIFA 18 campaign across social platforms; continued subscriber base growth in EA’s subscription services EA Access and Origin Access; the expansion and execution of EA PLAY, the company’s independent event in June for players, media and community influencers; ongoing leadership of the EA Player Network; and deepening EA’s player relationships with a focus on engagement and retention.
Fiscal 2018 Annual Equity Awards
Equity compensation is used as a tool to hire, retain and motivate the Company’s top talent. In fiscal 2018, the NEOs’ annual equity awards were targeted to be comprised of 50% PRSUs with vesting tied to the Company’s TSR and 50% RSUs with a three-year pro rata vesting schedule. The number of PRSUs and RSUs awarded to each NEO was determined based upon an assessment of various individual factors, including each NEO’s role and tenure with the Company, individual performance, the value of unvested equity for retention considerations, the grant date fair-value of the award, competitive market practices, including benchmarking data for the position, and internal compensation alignment among our executive officers. In determining the size of each NEO’s annual equity award, the Compensation Committee or Board of Directors, in the case of Mr. Wilson, considered the available market data for the NEO, the NEO’s current unvested equity holdings and the NEO’s individual performance during fiscal 2018, including the individual performance factors in fiscal 2018 highlighted above that factored into the individual NEO’s cash bonus.

The following table shows the value of the annual equity awards granted to our NEOs in fiscal 2018:

	Target PRSUs(1)(2)	RSUs(1)(2)
Mr. Wilson	$7,500,000	$7,500,000
Mr. Jorgensen	$3,250,000	$3,250,000
Mr. Söderlund	$5,000,000	$5,000,000
Mr. Moss	$2,750,000	$2,750,000
Mr. Bruzzo	$2,000,000	$2,000,000

(1)
Represents the value of the awards approved by the Compensation Committee on May 18, 2017 and the Board of Directors on May 19, 2017, in the case of Mr. Wilson. On the date of grant, the value was converted into PRSUs and RSUs over an equivalent number of shares rounded down to the nearest whole share.

(2)	Awards granted on June 16, 2017.
Approximately 85% of the aggregate compensation granted to our NEOs for fiscal 2018 was in the form of long-term equity, excluding the special equity awards discussed below.
Fiscal 2018 PIRSU Awards
During fiscal 2018, the Compensation Committee, and the Board of Directors in the case of Mr. Wilson, granted special equity awards comprised of performance-based incremental RSUs (“PIRSUs”) to Mr. Wilson, Mr. Jorgensen, Mr. Söderlund and Mr. Moss, exclusively. At the time the grant was approved in the summer of 2017, the Compensation Committee and the Board of Directors noted the significant growth in Company’s performance under the leadership of these executives. In particular, from fiscal 2014 to fiscal 2017, the Company grew net revenue from $3,575 million to $4,845 million and nearly doubled operating cash flow from $712 million to $1,383 million. Fiscal 2017 net revenue and operating cash flow were records for the Company. Looking ahead to the next several years, the Board of Directors and the Compensation Committee determined that incentivizing and retaining these key executives was critical to the Company’s continued strong growth and success.
These PIRSU awards are entirely performance-based and depend on achieving aggressive growth targets, which support the Company’s plan to build on the same level of exceptional performance that it achieved in fiscal 2017. If these targets are not met, these awards do not pay out. The number of PIRSUs that ultimately vest depends on the growth in the Company’s non-GAAP net revenue and free cash flow (“FCF”) over a four-year performance period beginning in fiscal 2018 and ending with fiscal 2021. These awards have one long-term cliff vesting, beyond the duration of the Company’s annual equity grants to our NEOs. The non-GAAP net revenue and FCF performance measures were chosen because they align with stockholders’ interest in the goal of achieving long-term, sustained and profitable growth for the Company. In addition, the Compensation Committee and the Board of Directors believe that the FCF metric reflects the cash generation capability of the business necessary to finance its continued growth and investment requirements and to return value to stockholders.
The PIRSUs, or a portion thereof, will cliff vest on May 26, 2021, provided one or both of the non-GAAP net revenue and FCF performance targets are achieved and that the NEO remains employed on the vesting date. The metrics are weighted evenly where 50% of the total PIRSUs that vest will be determined by our four-year cumulative non-GAAP net revenue achievement and the other 50% will be determined by our four-year cumulative FCF achievement. The payout for each metric is independent from the other.

The following chart shows vesting based on the threshold, target and maximum levels for non-GAAP net revenue and FCF (with linear interpolation applying to performance between threshold, target and maximum, with no funding for performance below threshold):

	Threshold	Target	Maximum
Non-GAAP Net Revenue
(50% weighting)	50% Payout	100% Payout	200% Payout
FCF
(50% weighting)	50% Payout	100% Payout	200% Payout
We do not disclose the non-GAAP net revenue and FCF targets because of competitive concerns. The threshold performance levels were determined using a multiple of the Company’s record non-GAAP net revenue and FCF performance in fiscal 2017 and cannot be earned without sustaining the same level of exceptional performance. The target performance levels were based on the Company’s current long-term strategic plan reviewed by the Board of Directors. They are intended to be challenging based on anticipated growth over the performance period and to provide appropriate incentives for management to continue to grow our business from the baseline of record financial and operating achievements in fiscal 2017. The Board of Directors and Compensation Committee believe that achievement of the maximum performance levels would require sustained exceptional performance over the performance period, as the targets are significantly above the long-term strategic plan. The non-GAAP net revenue and FCF targets for the PIRSUs, combined with the relative TSR targets for the PRSUs, provide our NEOs with a set of financial goals geared towards achieving exceptional performance for the Company on a long-term basis with the objective of returning significant value to stockholders.
The Compensation Committee, and the Board of Directors for Mr. Wilson, determined the size of the awards to be meaningful to the participants and provide significant retention and incentive motivation.
The following table shows the value of the PIRSUs granted to Mr. Wilson, Mr. Jorgensen, Mr. Söderlund and Mr. Moss in fiscal 2018:

Target PIRSUs(1)(2)
Mr. Wilson	$15,000,000
Mr. Jorgensen	$10,000,000
Mr. Söderlund	$12,000,000
Mr. Moss	$7,000,000

(1)
Represents the value of the awards approved by the Compensation Committee on June 1, 2017 and the Board of Directors on June 1, 2017, in the case of Mr. Wilson. On the date of grant, the value was converted into PIRSUs over an equivalent number of shares rounded down to the nearest whole share.

(2)	Awards granted on June 16, 2017.
Fiscal 2018 Supplemental Equity Compensation Award to Mr. Söderlund
In fiscal 2018, the Compensation Committee granted a special supplemental equity award to Mr. Söderlund. This supplemental equity award is comprised of 50% PRSUs and 50% RSUs with a grant date award value of $20,000,000. The Compensation Committee granted Mr. Söderlund the supplemental equity award in recognition of Mr. Söderlund’s key role in leading our worldwide studios, following the completion of a record fiscal 2017 and in particular, the highly acclaimed success of the Battlefield 1 game. They also noted his creative leadership for all of EA’s game development, his valuable design input across the Company, including in EA’s marketing campaigns and technology innovations (which has now been formalized into his new role as Chief Design Officer), the delivery of award-winning games and services and deepening player engagement. The special equity award also was intended to support the longer-term retention of Mr. Söderlund, given that his creative successes, executive experience and high profile in the industry make him a highly desirable candidate for executive positions at other companies, including our competitors in the gaming industry, as well as broader technology companies pursuing interactive entertainment.
The supplemental equity award has a 47-month vesting schedule with 50% of the earned PRSUs and RSUs available to vest in May 2019 and the remaining 50% available to vest in May 2021.
The terms of the PRSUs are substantially the same as the PRSUs granted as part of the Company’s annual equity awards detailed in “Our Elements of Pay” on page 25 of this Proxy Statement (e.g., the PRSUs vest based on the Company’s TSR relative to the TSR of companies in the NASDAQ-100 Index), with the exception of the vesting schedule and the Vesting Measurement Periods, which are 24 months and 48 months, respectively.

The terms of the RSUs are substantially the same as the terms of the annual equity award RSUs, as detailed in “Our Elements of Pay” on page 25 of this Proxy Statement with the exception of the vesting schedule.
The Compensation Committee determined the size of the award to be meaningful relative to the size of Mr. Söderlund’s annual equity grants to provide significant retention and incentive motivation.
The following table shows the value of the supplemental equity awards granted to Mr. Söderlund in fiscal 2018:

	Target Supplemental PRSUs(1)(2)	Supplemental RSUs(1)(2)
Mr. Söderlund	$10,000,000	$10,000,000

(1)
Represents the value of the awards approved by the Compensation Committee on June 1, 2017. On the date of grant, the value was converted into PRSUs and RSUs over an equivalent number of shares rounded down to the nearest whole share.

(2)	Awards granted on June 16, 2017.
OTHER COMPENSATION INFORMATION
Benefits and Retirement Plans
We provide a wide array of significant employee benefit programs to all of our regular, full-time employees, including our NEOs, including medical, dental, prescription drug, vision care, disability insurance, life insurance, accidental death and dismemberment (“AD&D”) insurance, a flexible spending plan, business travel accident insurance, an educational reimbursement program, an adoption assistance program, an employee assistance program, an employee stock purchase plan, paid time off, and relocation assistance.
We offer retirement plans to our employees based upon country of employment. In the United States, our employees, including our U.S.-based NEOs, are eligible to participate in a tax-qualified section 401(k) plan, with a Company discretionary matching contribution of up to 6% of eligible compensation. The amount of the total matching contribution is determined based on the Company’s fiscal year performance. We also maintain a nonqualified deferred compensation plan in which executive-level employees, including our NEOs and our directors, are eligible to participate. None of our NEOs participated in the deferred compensation plan during fiscal 2018. In Sweden, where Mr. Söderlund resides, the Company contributes to supplementary ITP occupational pension plans (the “ITP Plans”) for eligible employees, which provide retirement, life insurance and disability benefits. Eligible employees above certain income thresholds also may elect to participate in an alternative ITP Plan. The ITP Plans are offered pursuant to the terms of a collective agreement between the Confederation of Swedish Enterprise and the Council for Negotiation and Cooperation.
Perquisites and Other Personal Benefits
While our NEOs generally receive the same benefits that are available to our other regular, full-time employees, they also receive certain additional benefits, including access to a Company-paid physical examination program, and greater maximum benefit levels for life insurance, AD&D and long-term disability coverage. We consider these benefits to be standard components of a competitive executive compensation package. Our officers with a ranking of vice president and above and certain worldwide studio organization employees also are eligible to participate in the EA Executive and Studio Leadership Digital Game Benefit program. Company reimbursed air and ground transportation generally is limited to business travel. Pursuant to his employment agreement, Mr. Söderlund was provided with the use of a company car through December 31, 2017.
Change in Control Arrangements and Severance
Our executive officers with a ranking of senior vice presidents and above, including our NEOs, are eligible to participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”), which is a “double-trigger” change in control plan that provides our executive officers with payments and benefits if their employment is terminated in connection with a change in control. For more information on the CiC Plan, please refer to the information included under the heading “Potential Payments Upon Termination or Change in Control” beginning on page 43 of this Proxy Statement.
We also maintain an ERISA-regulated severance plan (the “Severance Plan”) that applies generally to all our U.S.-based employees. Under the Severance Plan, eligible employees may receive a cash severance payment and premiums for continued health benefits, if such benefits are continued pursuant to COBRA. Any severance arrangements with our NEOs, whether paid pursuant to the Severance Plan or otherwise, require the prior approval of the Compensation Committee. In the event of a change in control of the Company, the cash severance payment payable under the Severance Plan may be reduced, in whole or in part, by any amount paid under the CiC Plan.

Stock Ownership Holding Requirements
We maintain stock ownership holding requirements for our Section 16 officers. Our Section 16 officers who hold the title of senior vice president must maintain stock ownership equal to at least 1x their base salary. The stock ownership multiple increases to 2x base salary for Section 16 officers, who are executive vice presidents and 5x base salary for our CEO. We test the stock ownership holding requirement on an annual basis, and any Section 16 officer not in compliance with these guidelines must hold 50% of any net after-tax shares vesting from equity awards until the applicable requirement is met.
As of March 31, 2018, each of our executive officers, either had met his or her then-applicable stock ownership holding requirement or had not yet reached the date on which he or she must to meet his or her ownership requirement, which is generally 50 months from the date of hire or appointment.
Insider Trading, Anti-Hedging and Anti-Pledging Policies
We maintain an insider trading policy designed to promote compliance by our employees and directors with both federal and state insider trading laws. In addition, our insider trading policy prohibits our directors, executive officers and other employees from engaging in any hedging transaction or short sale of our stock or trading in any derivatives of our stock. Our directors and Section 16 officers also are prohibited from pledging our stock as collateral for any loan.
Compensation Recovery (Clawbacks)
Our equity award agreements contain a provision providing that if an employee engages in fraud or other misconduct that contributes to an obligation to restate the Company’s financial statements, the Compensation Committee may terminate the equity award and recapture any equity award proceeds received by the employee within the 12-month period following the public issuance or filing of the financial statements required to be restated.
Risk Considerations
The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. See the section of this Proxy Statement entitled “Oversight of Risk Issues” above for an additional discussion of risk considerations.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The following Compensation Committee Report on Executive Compensation shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall this information be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that EA specifically incorporates it by reference into a filing.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE MEMBERS
Jay C. Hoag (Chair)
Leonard S. Coleman
Talbott Roche

EXECUTIVE COMPENSATION
FISCAL 2018 SUMMARY COMPENSATION TABLE
The following table shows information concerning the compensation earned by or awarded to our Chief Executive Officer, our Chief Financial Officer and our next three most highly compensated executive officers for fiscal 2018, fiscal 2017 and where applicable fiscal 2016. For purposes of the compensation tables that follow, we refer to these individuals collectively as the “Named Executive Officers” or “NEOs.”

Name and Principal Position for Fiscal 2018(1)	Fiscal Year	Salary ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)

Andrew Wilson	2018	1,141,731	32,025,759(5)	2,500,000	61,274	35,728,764
Chief Executive Officer	2017	1,083,846	16,150,342	2,690,860	47,670	19,972,718
	2016	1,019,231	13,617,852	2,076,653	16,971	16,730,707
Blake Jorgensen	2018	794,211	17,377,775(6)	1,100,000	14,055	19,286,041
Executive Vice President,	2017	762,981	7,498,342	1,100,000	17,427	9,378,750
Chief Financial Officer	2016	756,538	6,808,926	1,100,000	17,287	8,682,751
Patrick Söderlund(7)	2018	821,539	46,253,078(8)	1,212,319	98,901	48,385,837
Executive Vice President,	2017	611,291	9,805,485	1,094,161	84,720	11,595,657
EA Worldwide Studios	2016	588,702	9,078,520	1,085,526	108,118	10,860,866
Kenneth Moss	2018	645,865	13,242,574(9)	630,000	14,327	14,532,766
Executive Vice President,	2017	619,104	5,767,942	615,000	17,738	7,019,784
Chief Technology Officer	2016	603,731	3,971,790	615,000	152,767	5,343,288
Chris Bruzzo	2018	620,865	4,539,994(10)	530,000	22,433	5,713,292
Chief Marketing Officer	2017	596,365	4,614,285	500,000	17,427	5,728,077

(1)
As discussed in the “Compensation Discussion and Analysis” above, EA announced changes to certain of its NEOs’ roles on April 12, 2018. Blake Jorgensen serves as the Company’s Chief Operating Officer in addition to his role as EA’s Chief Financial Officer; Patrick Söderlund transitioned to the newly established Company-wide leadership role of Chief Design Officer; and Chris Bruzzo leads the Company’s integrated marketing, publishing and analytics organization.

(2)
Represents the aggregate grant date fair value of RSUs, PRSUs, and, with respect to fiscal 2018, PIRSUs. Grant date fair value is determined for financial statement reporting purposes in accordance with FASB ASC Topic 718 and the amounts shown may not reflect the actual value realized by the recipient. For RSUs and PIRSUs, grant date fair value is calculated using the closing price of our common stock on the grant date with the PIRSUs being valued at target. For PRSUs, the grant date fair value is determined using a Monte-Carlo simulation model. For additional information regarding the valuation methodology for RSUs, PRSUs and PIRSUs, see Note 14, “Stock-Based Compensation and Employee Benefit Plans,” to the Consolidated Financial Statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on May 23, 2018 (the “Annual Report”). The PRSUs granted to our NEOs in fiscal 2018 are referred to as “Market-Based Restricted Stock Units” and the PIRSUs granted to our NEOs in fiscal 2018 are referred to as “Performance-Based Restricted Stock Units” in Note 14 “Stock-Based Compensation and Employee Benefit Plans.” For additional information regarding the specific terms of the RSUs, PRSUs and PIRSUs granted to our NEOs in fiscal 2018, see the “Fiscal 2018 Grants of Plan-Based Awards Table” below.

(3)
Represents amounts awarded under the Executive Bonus Plan to Messrs. Wilson, Jorgensen, Moss and Bruzzo and amounts awarded to Mr. Söderlund under the EA Bonus Plan. For additional information about the bonuses paid to our NEOs in fiscal 2018, see “Our NEOs’ Fiscal 2018 Compensation” under the heading “Fiscal 2018 Performance Cash Bonus Awards” in the “Compensation Discussion and Analysis” above.

(4)
All Other Compensation Table

Name	Fiscal Year	Insurance Premiums ($)(A)	Retirement Benefits ($)(B)	Other ($)	Tax Gross-Up ($)	Total ($)

Andrew Wilson	2018	928	12,150	36,105(C)	12,091(D)	61,274
	2017	928	15,900	30,099	793	47,720
	2016	1,071	15,900	—	—	16,971
Blake Jorgensen	2018	928	12,150	—	977(E)	14,055
	2017	928	15,900	—	599	17,427
	2016	1,071	15,900	—	316	17,287
Patrick Söderlund	2018	936	61,169	35,992(F)	804(G)	98,901
	2017	768	56,448	27,476	28	84,720
	2016	783	55,957	51,378	—	108,118
Kenneth Moss	2018	928	12,150	—	1,249(H)	14,327
	2017	928	15,900	—	910	17,738
	2016	1,071	15,900	98,002	37,794	152,767
Chris Bruzzo	2018	928	12,150	—	9,355(I)	22,433
	2017	928	15,900	—	599	17,427

(A)	Amounts shown represent premiums paid on behalf of our NEOs under Company sponsored group life insurance, AD&D and disability programs.

(B)
Amounts shown for Messrs. Wilson, Jorgensen and Moss reflect Company-matching 401(k) contributions for fiscal years 2018, 2017 and 2016, paid during each subsequent fiscal year. The amount shown for Mr. Söderlund reflects Company contributions during fiscal 2018, 2017 and 2016 to a Swedish ITP2 occupational pension plan, which includes a defined contribution component, as well as life and disability coverage, and an alternative ITP plan.

(C)
Amounts shown represent membership dues for executive leadership organizations ($35,025) and the leadership digital game code benefit under the EA Executive and Studio Leadership Digital Game Benefit program.

(D)
Represents the aggregate value of taxes paid on behalf of Mr. Wilson resulting from Company paid executive leadership organization membership fees, the leadership digital game code benefit and video game merchandise from the Company store.

(E)	Represents the aggregate value of taxes paid on behalf of Mr. Jorgensen for the leadership digital game benefit.

(F)	Amounts shown represent car payments, paid time off, expired time off, leadership digital game code benefit, console reimbursements and incidental expenses paid on behalf of Mr. Söderlund.
(G)  Represents the aggregate value of taxes paid on behalf of Mr. Söderlund for costs incurred in connection with his executive physical, the leadership digital game code benefit and business meals.
(H)  Represents the aggregate value of taxes paid on behalf of Mr. Moss for digital game reimbursement, the leadership digital game code benefit and video game merchandise from Company store.

(I)
Represents the aggregate value of taxes paid on behalf of Mr. Bruzzo for the leadership digital game code benefit, video game merchandise from the Company store and costs incurred in connection with attending the Super Bowl with business partners.

(5)
Represents the aggregate grant date fair value of 67,867 RSUs granted to Mr. Wilson in fiscal 2018 of $7,499,982, the target payout of 67,867 PRSUs granted to Mr. Wilson in fiscal 2018 of $9,525,812 and the target payout of 135,734 PIRSUs granted to Mr. Wilson in fiscal 2018 of $14,999,964. The actual vesting of the PRSUs and PIRSUs will be between zero and 200% of the target number of PRSUs and PIRSUs, respectively. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $14,999,964, which is based on the maximum vesting of 135,734 PRSUs multiplied by the closing price of our common stock on the date of grant of $110.51. The value of the PIRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $29,999,929, which is based on the maximum vesting of 271,468 PIRSUs multiplied by the closing price of our common stock on the date of grant of $110.51.

(6)
Represents the aggregate grant date fair value of 29,409 RSUs granted to Mr. Jorgensen in fiscal 2018 of $3,249,989, the target payout of 29,409 PRSUs granted to Mr. Jorgensen in fiscal 2018 of $4,127,847 and the target payout of 90,489 PIRSUs granted to Mr. Jorgensen in fiscal 2018 of $9,999,939. The actual vesting of the PRSUs and PIRSUs will be between zero and 200% of the target number of PRSUs and PIRSUs, respectively. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $6,499,977, which is based on the maximum vesting of 58,818 PRSUs multiplied by the closing price of our common stock on the date of grant of $110.51. The value of the PIRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $19,999,879, which is based on the maximum vesting of 180,978 PIRSUs multiplied by the closing price of our common stock on the date of grant of $110.51.

(7)
Mr. Söderlund is based in Stockholm, Sweden and was paid in Swedish krona. The amounts reported as salary and all other compensation for Mr. Söderlund in fiscal 2016, fiscal 2017 and fiscal 2018 were derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2016, fiscal 2017 and fiscal 2018, respectively. The amount reported as non-equity incentive plan compensation for Mr. Söderlund in fiscal 2018 is based on the Swedish krona to U.S. dollar exchange rate as of May 23, 2018 of 0.113856.

(8)
Represents the aggregate grant date fair value of equity awards granted to Mr. Söderlund in fiscal 2018, including supplemental RSUs and supplemental PRSUs. This includes 135,733 RSUs granted to Mr. Söderlund in fiscal 2018 of $14,999,854, the target payout of 135,733 PRSUs granted to Mr. Söderlund in fiscal 2018 of $19,253,275 and the target payout of 108,587 PIRSUs granted to Mr. Söderlund in fiscal 2018 of $11,999,949. The actual vesting of the PRSUs and PIRSUs will be between zero and 200% of the target number of PRSUs and PIRSUs, respectively. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $29,999,708, which is based on the maximum vesting of 271,466 PRSUs multiplied by the closing price of our common stock on the date of grant of $110.51. The value of the PIRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $23,999,899, which is based on the maximum vesting of 217,174 PIRSUs multiplied by the closing price of our common stock on the date of grant of $110.51.

(9)
Represents the aggregate grant date fair value of 24,884 RSUs granted to Mr. Moss in fiscal 2018 of $2,749,931, the target payout of 24,884 PRSUs granted to Mr. Moss in fiscal 2018 of $3,492,718 and the target payout of 63,342 PIRSUs granted to Mr. Moss in fiscal 2018 of $6,999,924. The actual vesting of the PRSUs and PIRSUs will be between zero and 200% of the target number of PRSUs and PIRSUs, respectively. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $5,499,862, which is based on the maximum vesting of 49,768 PRSUs multiplied by the closing price of our common stock on the date of grant of $110.51. The value of the PIRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $13,999,849, which is based on the maximum vesting of 126,684 PIRSUs multiplied by the closing price of our common stock on the date of grant of $110.51.

(10) Represents the aggregate grant date fair value of 18,097 RSUs granted to Mr. Bruzzo in fiscal 2018 of $1,999,899 and the target payout of 18,097 PRSUs granted to Mr. Bruzzo in fiscal 2018 of $2,540,095. The actual vesting of the PRSUs will be between zero and 200% of the target number of PRSUs. The value of the PRSUs on the date of grant assuming the highest level of performance conditions will be achieved is $3,999,799, which is based on the maximum vesting of 36,194 PRSUs multiplied by the closing price of our common stock on the date of grant of $110.51.

FISCAL 2018 GRANTS OF PLAN-BASED AWARDS TABLE
The following table shows information regarding non-equity incentive and equity plan-based awards granted to our NEOs during fiscal 2018.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	Grant Date Fair Value of Stock Awards ($)(5)
Name	Grant Date	Approval Date(1)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Andrew Wilson
Annual Bonus Opportunity	—	—	1,997,917	5,000,000	—	—	—	—	—
PRSUs	6/16/2017	5/18/2017	—	—	—	67,867	135,734	—	9,525,812
PIRSUs	6/16/2017	6/1/2017	—	—	67,867	135,734	271,468	—	14,999,964
RSUs	6/16/2017	5/18/2017	—	—	—	—	—	67,867(6)	7,499,982
Blake Jorgensen
Annual Bonus Opportunity	—	—	794,167	2,382,501	—	—	—	—	—
PRSUs	6/16/2017	5/17/2017	—	—	—	29,409	58,818	—	4,127,847
PIRSUs	6/16/2017	6/1/2017	—	—	45,244	90,489	180,978	—	9,999,939
RSUs	6/16/2017	5/17/2017	—	—	—	—	—	29,409(6)	3,249,989
Patrick Söderlund
Annual Bonus Opportunity	—	—	1,178,788	3,536,364	—	—	—	—	—
PRSUs	6/16/2017	5/17/2017	—	—	—	45,244	90,488	—	6,350,448
Supplemental PRSUs(7)	6/16/2017	6/1/2017	—	—	—	90,489	180,978	—	12,902,827
PIRSUs	6/16/2017	6/1/2017	—	—	54,293	108,587	217,174	—	11,999,949
RSUs	6/16/2017	5/17/2017	—	—	—	—	—	45,244(6)	4,999,914
Supplemental RSUs	6/16/2017	6/1/2017	—	—	—	—	—	90,489(8)	9,999,939
Kenneth Moss
Annual Bonus Opportunity	—	—	484,375	1,453,125	—	—	—	—	—
PRSUs	6/16/2017	5/17/2017	—	—	—	24,884	49,768	—	3,492,718
PIRSUs	6/16/2017	6/1/2017	—	—	31,671	63,342	126,684	—	6,999,924
RSUs	6/16/2017	5/17/2017	—	—	—	—	—	24,884(6)	2,749,931
Chris Bruzzo
Annual Bonus Opportunity	—	—	465,625	1,396,875	—	—	—	—	—
PRSUs	6/16/2017	5/17/2017	—	—	—	18,097	36,194	—	2,540,095
RSUs	6/16/2017	5/17/2017	—	—	—	—	—	18,097(6)	1,999,899

(1)	Each grant was approved on the approval date indicated above by our Compensation Committee or the Board of Directors, in the case of our CEO, for grant on the specific grant date indicated above.

(2)
The amounts shown represent the target and maximum amount of cash bonus plan awards provided for under the Executive Bonus Plan for all NEOs other than Mr. Söderlund who participated in the EA Bonus Plan. The target amounts are pre-established as a percentage of salary and the maximum amounts represent the greatest payout that could be made under the Executive Bonus Plan or the EA Bonus Plan, as applicable. For Mr. Söderlund, the target cash bonus amounts were converted to U.S. dollars derived from an average of the Swedish krona to U.S. dollar exchange rates on the last day of each month during fiscal 2018. For more information regarding the bonuses paid to our NEOs in fiscal 2018 and an explanation of the amount of salary and bonus in proportion to total compensation, see the sections titled “Our NEOs’ Fiscal 2018 Compensation” and “Our Elements of Pay” in the “Compensation Discussion and Analysis” above.

(3)
Represents awards of PRSUs and PIRSUs granted to our NEOs. Other than Mr. Söderlund’s supplemental PRSUs (which are described in footnote 7), the PRSUs vest over a full three-year period. The number of PRSUs that vest is adjusted based on EA’s Relative NASDAQ-100 TSR Percentile measured over 12-month, 24-month cumulative and 36-month cumulative periods. Earned PIRSUs will cliff vest on May 26, 2021 based on the interpolated growth in the Company’s non-GAAP net revenue and FCF performance targets over a full four-year performance period. For additional information regarding the specific terms of the PRSUs and PIRSUs granted to our NEOs in fiscal 2018, see the discussion in the “Compensation Discussion and Analysis” above. Upon vesting, each earned PRSU or PIRSU automatically converts into one share of EA common stock and does not have an exercise price or expiration date. The PRSUs and PIRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(4)
Represents awards of RSUs granted to our NEOs. Upon vesting, each RSU automatically converts into one share of EA common stock. RSUs are granted for no consideration and do not expire. The RSUs do not have voting rights and are not entitled to receive dividends, if any, paid by EA on its common stock.

(5)
For grants of RSUs and PIRSUs, represents the aggregate grant date fair value of RSUs and PIRSUs calculated using the closing price of our common stock on the date of grant. For grants of PRSUs (including Mr. Söderlund’s supplemental PRSUs), represents the aggregate grant date fair value of the award using the Monte-Carlo simulation method assuming target payout. For a more detailed discussion of the valuation methodology and assumptions used to calculate fair value, see Note 14 “Stock-Based Compensation and Employee Benefit Plans,” of the Consolidated Financial Statements in our Annual Report.

(6)	RSUs vested as to one-third of the units on May 16, 2018 and will vest as to one-third of the units on each of May 16, 2019 and May 16, 2020.

(7)
Represents awards of supplemental PRSUs granted Mr. Söderlund. The PRSUs vest over a four-year period. The number of supplemental PRSUs that vest is adjusted based on EA’s Relative NASDAQ-100 TSR Percentile measured over 24-month and 48-month cumulative periods. Upon vesting, each earned supplemental PRSU automatically converts into one share of EA common stock and does not have an exercise price or expiration date. The supplemental PRSUs are not entitled to receive dividends, if any, paid by EA on its common stock.

(8)	Supplemental RSUs granted to Mr. Söderlund will vest as to one half of the units on each of May 16, 2019 and May 16, 2021.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END
The following tables show information regarding outstanding stock options, RSUs, PRSUs and PIRSUs held by our NEOs as of the end of fiscal 2018.
All stock options, RSUs, PRSUs and PIRSUs were granted pursuant to our EIP. The market value of the unvested RSUs, PRSUs and PIRSUs is determined by multiplying the number of unvested RSUs by $121.24, the closing price of the Company’s common stock on March 29, 2018, the last trading day of fiscal 2018. For the PRSUs and PIRSUs, as described in the footnotes to the Outstanding Stock Awards table below, the number of shares and their value assumes the achievement of maximum performance goals, unless otherwise noted.

	Outstanding Option Awards(1)
	Option Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Name		Exercisable	Unexercisable
Andrew Wilson	10/31/2013	750,000	—	26.25	10/31/2023
	6/16/2014	166,389	—	35.70	6/16/2024
Blake Jorgensen	6/16/2014	24,275	—	35.70	6/16/2024
Patrick Söderlund	6/16/2014	41,598	—	35.70	6/16/2024
Kenneth Moss	7/16/2014	122,850	—	37.12	7/16/2024
Chris Bruzzo	9/16/2014	83,402	—	37.02	9/16/2024

(1)	All outstanding options were vested and exercisable as of March 31, 2018.

	Outstanding Stock Awards
		Time-Based Vesting Awards		Performance-Based Vesting Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Andrew Wilson	6/16/2015	—	—	63,634(1)	7,714,986
	6/16/2016	—	—	124,444(1)	15,087,591
	6/16/2017	—	—	67,867(1)	8,228,195
	6/16/2017	—	—	271,468(2)	32,912,780
	6/16/2015	31,817(4)	3,857,493	—	—
	6/16/2016	62,222(4)	7,543,795	—	—
	6/16/2017	67,867(4)	8,228,195	—	—
Blake Jorgensen	6/16/2015	—	—	31,817(1)	3,857,493
	6/16/2016	—	—	57,778(1)	7,005,005
	6/16/2017	—	—	29,409(1)	3,565,547
	6/16/2017	—	—	180,978(2)	21,941,773
	6/16/2015	15,909(4)	1,928,807	—	—
	6/16/2016	28,889(4)	3,502,502	—	—
	6/16/2017	29,409(4)	3,565,547	—	—
Patrick Söderlund	6/16/2015	—	—	42,422(1)	5,143,243
	6/16/2016	—	—	75,556(1)	9,160,409
	6/16/2017	—	—	45,244(1)	5,485,383
	6/16/2017	—	—	180,978(3)	21,941,773
	6/16/2017	—	—	217,174(2)	26,330,176
	6/16/2015	21,211(4)	2,571,622	—	—
	6/16/2016	37,778(4)	4,580,205	—	—
	6/16/2017	45,244(4)	5,485,383	—	—
	6/16/2017	90,489(5)	10,970,886	—	—
Kenneth Moss	6/16/2015	—	—	18,560(1)	2,250,214
	6/16/2016	—	—	44,444(1)	5,388,391
	6/16/2017	—	—	24,884(1)	3,016,936
	6/16/2017	—	—	126,684(2)	15,359,168
	6/16/2015	9,280(4)	1,125,107	—	—
	6/16/2016	22,222(4)	2,694,195	—	—
	6/16/2017	24,884(4)	3,016,936	—	—
Chris Bruzzo	6/16/2015	—	—	18,560(1)	2,250,214
	6/16/2016	—	—	35,556(1)	4,310,809
	6/16/2017	—	—	18,097(1)	2,194,080
	6/16/2015	9,280(4)	1,125,107	—	—
	6/16/2016	17,778(4)	2,155,405	—	—
	6/16/2017	18,097(4)	2,194,080	—	—

(1)
Represents PRSUs at the maximum achievement level of 200% of target for the June 2015 and June 2016 grants and the target level of 100% for the June 2017 PRSU grants. Earned PRSUs vested or will vest as to one-third of the earned units one month prior to each of the first three anniversaries of the grant date. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR Percentile. For additional information regarding the specific terms of the PRSUs granted to our NEOs, see the discussion of “PRSUs” in the “Compensation Discussion and Analysis” above.

(2)
Represents PIRSUs at the maximum achievement level of 200% of target for the June 2017 PIRSUs granted to certain of our NEOs. The number of PIRSUs that vest is based on the achievement of one or both of the non-GAAP net revenue and FCF goals over the four-year performance period. For additional information regarding the specific terms of the PIRSUs granted to certain of our NEOs, see the discussion of “PIRSUs” in the “Compensation Discussion and Analysis” above. Any earned PIRSUs will vest in full on May 26, 2021.

(3)	Represents an award of RSUs that vested or will vest as to one-third of the units one month prior to each of the first three anniversaries of the grant date.

(4)
Represents PRSUs at the maximum achievement level of 200% for Mr. Söderlund’s supplemental June 2017 PRSU grants. Earned supplemental PRSUs will vest as to one-half of the earned units one month prior to each of the second and fourth anniversaries of the grant date. The number of PRSUs that vest is based on EA’s Relative NASDAQ-100 TSR Percentile. For additional information regarding Mr. Söderlund’s supplemental equity award including the supplemental PRSUs, see the discussion of “Fiscal 2018 Supplemental Equity Compensation Award to Mr. Söderlund” in the “Compensation Discussion and Analysis” above.

(5)	Represents an award of RSUs that will vest as to one-half of the units one month prior to each of the second and fourth anniversaries of the grant date.

FISCAL 2018 OPTION EXERCISES AND STOCK VESTED TABLE
The following table shows all stock options exercised and value realized upon exercise, as well as all RSUs and PRSUs vested and value realized upon vesting by our NEOs during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Andrew Wilson	200,000	15,280,000	219,301	24,320,481
Blake Jorgensen	12,130	649,925	102,726	11,392,313
Patrick Söderlund	—	—	148,664	16,614,689
Kenneth Moss	—	—	73,251	8,072,081
Chris Bruzzo	—	—	68,811	7,861,291

(1)
The value realized upon the exercise of stock options is calculated by: (a) subtracting the option exercise price from the market value per share of EA common stock on the date of exercise to determine the realized value per share, and (b) multiplying the realized value per share by the number of shares underlying the options exercised.

(2)	Represents shares of EA common stock released upon vesting of RSUs and PRSUs during fiscal 2018.

(3)	The value realized upon vesting of RSUs and PRSUs is calculated by multiplying the number of RSUs and PRSUs vested by the prior day’s closing price of EA common stock on the vest date.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Termination of Employment
With the exception of Mr. Söderlund, our NEOs have not entered into employment agreements with the Company. Mr. Söderlund’s employment agreement is filed as Exhibit 10.18 to the Company’s Form 10-Q, dated August 3, 2004. Our NEOs, other than Mr. Söderlund, will have a right to any accrued paid time off as of the date of the NEO’s termination. Pursuant to Mr. Söderlund’s employment agreement, Mr. Söderlund will have a right to any benefits, accrued paid time off and bonus payments during the termination notice period applicable to him under Swedish law. All outstanding equity awards held by our NEOs will be forfeited upon termination unless the applicable NEOs’ employment is terminated for reasons due to death, disability or change in control.
Electronic Arts Change in Control Plan
Our NEOs participate in the Electronic Arts Inc. Change in Control Plan (the “CiC Plan”). The CiC Plan is filed as Exhibit 10.4 on the Company’s Form 8-K dated May 18, 2018. The CiC Plan is a “double-trigger” plan, which provides those serving as Senior Vice Presidents and above with payments and benefits if their employment is terminated without “cause” or if they resign for “good reason” during the three-month period preceding or 18-month period following a change in control of the Company (and the Compensation Committee determines the termination was made in connection with the change in control). The CiC Plan payments and benefits include a cash severance payment, continued health benefits or equivalent payments for up to 18 months (24 months for our CEO) and full vesting of all outstanding and unvested equity awards (other than performance-based awards, the vesting of which is described below).
The CiC Plan does not provide for any additional payments or benefits (for example, tax gross-ups or reimbursements) in the event that the payments under the CiC Plan and other arrangements offered by the Company or its affiliates cause an executive officer to owe an excise tax under Section 280G of the Code (“Section 280G”). However, the CiC Plan provides that, if an executive officer would receive a greater net after-tax benefit by having his or her CiC Plan payments reduced to an amount that would avoid the imposition of the Section 280G excise tax, his or her payment will be reduced accordingly.
As a condition to our NEOs’ right to receive the payments and benefits provided under the CiC Plan, the NEO is required to execute a waiver of claims against the Company and will be bound by the terms of a non-solicitation agreement prohibiting the executive for a one-year period following his or her termination of employment from soliciting employees to leave the Company.

PRSUs
Pursuant to the terms of the PRSUs, if the NEO remains employed by the Company, or the Company’s successor entity, PRSUs may vest on their scheduled vest date following a change in control of the Company. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to determine the number of shares that could vest at each remaining Vesting Opportunity in the applicable Vesting Measurement Period. If the NEO is terminated without “cause” or resigns for “good reason” prior to the eighteen-month anniversary of the change in control or within three months preceding the change in control, and the Compensation Committee determines the termination was made in connection with the change in control, the PRSUs will accelerate upon the date on which the NEO is terminated or resigns, subject to the timely execution of a severance agreement and release. The Company’s Relative NASDAQ-100 TSR Percentile as of the effective date of the change in control will be applied to the aggregate number of unvested PRSUs to determine the number of shares that could vest. The reduction of the recipient’s awards in respect of Section 280G is applied in the same manner with respect to the PRSUs as under the CiC Plan.
PIRSUs
In the event of a change in control, the Compensation Committee will proportionally adjust the FCF and non-GAAP net revenue targets based on the length of the performance period between April 2, 2017 and the most recently completed fiscal quarter to determine the number of PIRSUs that can be earned on a pro rata basis.  The Compensation Committee shall determine and certify in writing, as of the effective date of the change in control, the extent to which the adjusted FCF and non-GAAP net revenue performance measures have been achieved.  In the unlikely scenario where the achievement of the performance targets cannot be ascertained as of the effective date of the change in control, the NEO will be eligible to vest in the amount of the adjusted target PIRSUs. If the NEO remains employed by the Company, or the Company’s successor entity, the PIRSUs will vest on their scheduled vest date.  If the NEO is terminated without “cause” or resigns for “good reason” prior to the 18 month anniversary of the change in control or the three months preceding the change in control (and the Compensation Committee determines the termination was made in connection with the change in control), the PIRSUs will accelerate and vest upon the date on which the NEO is terminated or resigns, subject to the timely execution of a severance agreement and release.
The following table sets forth potential payments under the CiC Plan and the terms of the PRSUs and PIRSUs, as described above, to our NEOs (upon termination of employment without “cause” or for “good reason”) in connection with a change in control of the Company. For purposes of the table below, we have assumed a termination date of March 31, 2018, the last day of fiscal 2018. The closing price of our common stock on March 29, 2018 (the last trading day of fiscal 2018) was $121.24.

Name	Cash Severance Award ($)(1)	RSUs ($)(2)	PRSUs ($)(3)	PIRSUs ($)(4)	Other ($)(5)	Total ($)
Andrew Wilson	6,295,834	19,629,483	25,253,686	4,114,037	107,601	55,400,641
Blake Jorgensen	2,391,251	8,996,857	11,723,544	2,742,691	117,945	25,972,288
Patrick Söderlund	2,968,182	23,608,095	26,264,221	3,291,181	7,431	56,139,110
Kenneth Moss	1,701,563	6,836,239	8,664,295	1,919,835	103,522	19,225,454
Chris Bruzzo	1,635,938	5,474,592	7,109,877	—	62,563	14,282,970

(1)
Represents the sum of each NEO’s annual base salary as of March 31, 2018 and target cash bonus for fiscal 2018, respectively, multiplied by 2 with respect to Mr. Wilson and by 1.5 with respect to Messrs. Jorgensen, Söderlund, Moss and Bruzzo.

(2)
Represents the value of unvested RSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2018 as calculated by multiplying the number of RSUs that would accelerate by the closing price of our common stock on March 29, 2018.

(3)
Represents the value of unvested PRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2018. For purposes of the table, we have used EA’s Relative NASDAQ-100 TSR Percentiles as of March 31, 2018, which was in the 83rd percentile with respect to PRSUs granted in June 2015, the 76th percentile with respect to PRSUs granted in June 2016 and the 56th percentile with respect to PRSUs granted in June 2017. Based on these percentiles, the PRSUs granted to Messrs. Wilson, Jorgensen, Söderlund, Moss and Bruzzo in June 2015 would accelerate and vest as to 169% of the target number of shares for the remaining vest date in the performance period, the PRSUs granted to Messrs. Wilson, Jorgensen, Söderlund, Moss and Bruzzo in June 2016, would each accelerate and vest as to 148% of the target number of shares for the remaining vest dates in their respective performance periods, and the PRSUs granted to Messrs. Wilson, Jorgensen, Söderlund, Moss and Bruzzo in June 2017, including Mr. Söderlund’s supplemental PRSUs, would each accelerate and vest as to 92% of the target number of shares for the remaining vest dates in their respective performance periods.

(4)
Represents the estimated value of unvested PIRSUs that would accelerate and vest at target on a qualifying termination of employment in connection with a change in control occurring on March 31, 2018. For purposes of the table, we have used the estimated target number of PIRSUs that would accelerate and vest on a qualifying termination of employment in connection with a change in control occurring on March 31, 2018 based on the completion of 25% of the four-year performance period. If we estimated the value of the unvested PIRSUs at maximum based on the completion of 25% of the four-year performance-period, the value of the PIRSUs would be $8,228,195 for Mr. Wilson; $5,485,383 for Mr. Jorgensen; $6,582,483 for Mr. Söderlund; and $3,839,792 for Mr. Moss.

(5)
Includes 24 months of post-termination health benefits for Mr. Wilson and accrued paid time off or vacation benefits and 18 months of post-termination health benefits for Messrs. Jorgensen, Söderlund, Bruzzo and Moss and accrued paid time off or vacation benefits.

FISCAL 2018 PAY RATIO
For fiscal 2018:

•	the median of the annual total compensation of all our employees (other than Mr. Wilson) was $96,336; and

•	the annual total compensation of Mr. Wilson, was $35,728,764, as reported in the Fiscal 2018 Summary Compensation Table.
Based on this information, for fiscal 2018 the ratio of Mr. Wilson’s annual total compensation to the median of the annual total compensation of all employees was 371:1.
This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
Mr. Wilson’s annual total compensation for fiscal 2018 included the grant date fair market value of a special performance-based incremental RSU (“PIRSU”) award granted to Mr. Wilson and certain other NEOs in fiscal 2018. The PIRSUs cliff vest after four years subject to the achievement of pre-established performance conditions based on non-GAAP net revenue and free cash flow targets. The Compensation Committee granted the PIRSUs in order to retain and incentivize Mr. Wilson and certain other key executives, and aligned the vesting of the PIRSUs to measures that are critical to the achievement of EA’s long-term strategic plan. Additional information regarding the PIRSUs can be found under the heading “Our Elements of Pay” in the “Compensation Discussion and Analysis” beginning on page 21 of the Proxy Statement.
If we annualized the PIRSUs over the four-year vesting period, the ratio of Mr. Wilson’s annual total compensation to the median of the annual total compensation of all employees would be 254:1.
We identified our median employee by applying a consistently applied compensation measure (“CACM”) to all employees on the Company’s worldwide payroll as of January 1, 2018, including but not limited to, full time, part-time, regular and temporary employees.  Our CACM aggregated the following elements of compensation which we obtained from our internal payroll systems:

•	base salary as of December 31, 2017 (annualized for permanent employees on leave of absence or not employed for the full year);

•	discretionary bonuses (performance or other bonuses) paid to employees in calendar year 2017; and

•	the grant date fair market value of equity awards granted to employees in calendar year 2017.
We did not exclude any employees or, other than annualizing base salary for permanent employees, make any compensation adjustments whether for cost of living or otherwise when identifying our median employee.
Our median employee was identified to be a software engineer employed in Canada (the “Median Employee”).
The Median Employee’s fiscal 2018 compensation was calculated in Canadian dollars and determined using the same methodology as used to determine Mr. Wilson’s annual total compensation set forth in the Fiscal 2018 Summary Compensation Table. The Median Employee’s annual total compensation was then converted to U.S. dollars based on the exchange rate of the Canadian dollar to the U.S. dollar as of March 31, 2018 of 0.776036.

EQUITY COMPENSATION PLAN INFORMATION
We have two equity incentive plans that have been approved by our stockholders and under which our common stock is or has been authorized for issuance to employees and directors under the EIP and to employees only under the Company’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”).
The following table and related footnotes gives aggregate information regarding grants under the EIP and the ESPP as of the end of fiscal 2018:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
	(A)	(B)	(C)
Equity compensation plans approved by security holders	9,702,120(1)	$30.28(2)	19,161,586(3)
Total	9,702,120		19,161,586

(1)
Includes (a) 1,615,481 shares of common stock issuable upon exercise of outstanding options under the EIP with a weighted-average exercise price of $30.28 and (b) 8,086,639 unvested restricted stock awards outstanding under the EIP.

(2)	RSUs, PRSUs and PIRSUs do not have an exercise price and therefore are not included in the calculation of the weighted-average exercise price.

(3)
Each full value award (i.e. RSUs, PRSUs and PIRSUs) granted under the EIP reduces the number of shares available for issuance under our EIP by 1.43 shares and each stock option granted reduces the number of shares available for issuance by 1 share. The 19,161,586 shares remaining available for future issuance under our EIP and ESPP includes (a) 12,343,030 shares available for issuance under the EIP based on the 1.43 reduction for full-value awards and (b) 6,818,556 shares available for purchase by our employees under the ESPP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows, as of June 4, 2018, the number of shares of our common stock owned by our directors, NEOs, our directors and executive officers as a group, and beneficial owners known to us holding more than 5% of our common stock. As of June 4, 2018, there were 306,329,755 shares of our common stock outstanding. Except as otherwise indicated, the address for each of our directors and executive officers is c/o Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

Stockholder Name	Shares Owned(1)	Right to Acquire(2)	Percent of Outstanding Shares(3)
FMR LLC(4)	24,253,308	—	7.92%
Blackrock, Inc.(5)	22,724,888	—	7.42%
Vanguard Group Inc.(6)	22,198,438	—	7.25%
T. Rowe Price Associates, Inc.(7)	18,412,964	—	6.01%
Jay C. Hoag(8)	3,744,235	14,059	1.23%
Lawrence F. Probst III(9)	596,798	95,148	*
Andrew Wilson(10)	243,928	916,389	*
Blake Jorgensen	167,391	24,275	*
Patrick Söderlund	98,300	41,598	*
Kenneth Moss	125,400	122,850	*
Jeffrey T. Huber(11)	76,729	33,659	*
Chris Bruzzo	60,464	83,402	*
Richard A. Simonson	32,542	68,506	*
Leonard S. Coleman	27,371	33,034	*
Denise F. Warren	12,762	14,059	*
Talbott Roche	5,329	2,187	*
Vivek Paul	1,615	57,334	*
Luis A. Ubiñas	965	62,406	*
Heidi J. Ueberroth	—	1,747	*
All executive officers and directors as a group (21) persons(12)	5,276,616	1,599,610	2.24%

*	Less than 1%

(1)
Unless otherwise indicated in the footnotes, includes shares of common stock for which the named person has sole or shared voting and investment power. This column excludes shares of common stock that may be acquired through stock option exercises, which are included in the column “Right to Acquire.”

(2)
Includes (a) shares of common stock that may be acquired through stock option exercises and releases of RSUs within 60 days of June 4, 2018, (b) in the case of Mr. Simonson, reflects 54,447 RSUs that have vested but have been deferred, (c) in the case of Mr. Coleman, reflects 30,847 RSUs that have vested but have been deferred, (d) in the case of Mr. Paul, reflects 55,147 RSUs that have vested but have been deferred and (e) in the case of Mr. Ubiñas, reflects 48,347 RSUs that have vested but have been deferred.

(3)	Calculated based on the total number of shares owned plus the number of shares that may be acquired through stock option exercises and the release of vested RSUs within 60 days of June 4, 2018.

(4)	As of March 31, 2018, based on information contained in a report on Form 13F-HR filed with the SEC on May 14, 2018 by FMR LLC. The address for FMR LLC is 245 Summer Street, Boston, MA 02210.

(5)
As of March 31, 2018, based on information contained in a report on Form 13F-HR filed with the SEC on May 9, 2018 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(6)
As of March 31, 2018, based on information contained in a report on Form 13F-HR filed with the SEC on May 15, 2018 by Vanguard Group Inc. The address for Vanguard Group Inc. is PO Box 2600, V26, Valley Forge, PA 19482-2600.

(7)
As of March 31, 2018, based on information contained in a report on Form 13F-HR filed with the SEC on May 14, 2018 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is PO Box 8900, Baltimore, MD 21289.

(8)
Represents 3,744,235 shares of common stock held by entities affiliated with Mr. Hoag, including Technology Crossover Ventures as follows: (i) 3,820 shares of common stock held by TCV Management 2004, L.L.C. (“TCV Management 2004”), (ii) 3,820 shares of common stock held by TCV VI Management, L.L.C. (“TCV VI Management”), (iii) 12,710 shares of common stock held by TCV VII Management, L.L.C. (“TCV VII Management,” and together with TCV Management 2004 and TCV VI Management, the “Management Companies”), (iv) 597,499 shares of common stock held by TCV V, L.P., (v) 604,369 shares of common stock held by TCV VI, L.P., (vi) 1,473,923 shares of common stock held by TCV VII, L.P., (vii) 765,443 shares of common stock held by TCV VII (A), L.P., (viii) 29,022 shares of common stock held by TCV Member Fund, L.P. (together with TCV V, L.P., TCV VI, L.P., TCV VII, L.P. and TCV VII (A), L.P., the “TCV Funds”), (ix) 163,757 shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), (x) 89,677 shares held by Hamilton Investments Limited Partnership and (xi) 195 shares held directly by Mr. Hoag. Mr. Hoag, a director of the Company, is a member of each of the Management Companies but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein. Mr. Hoag is a trustee of Hoag Family Trust and a general partner and limited partner of Hamilton Investments Limited Partnership, but disclaims beneficial ownership of the shares held or beneficially owned by such entities except to the extent of his pecuniary interest therein.

Technology Crossover Management V, L.L.C. (“TCM V”) is the general partner of TCV V, L.P. Technology Crossover Management VI, L.L.C. (“TCM VI”) is the general partner of TCV VI, L.P. Technology Crossover Management VII, Ltd. (“Management VII”) is the general partner of Technology Crossover Management VII, L.P. (“TCM VII”), which, in turn, is the general partner of each of TCV VII, L.P. and TCV VII (A), L.P. Each of TCM V, TCM VI and Management VII is a general partner of TCV Member Fund, L.P. Mr. Hoag is a Class A Member of each of TCM V and TCM VI and a Class A Director of Management VII as well as a limited partner of each of TCM VII and TCV Member Fund, L.P. Together with the other Class A Members or Class A Directors, as applicable, Mr. Hoag shares voting and dispositive power with respect to the TCV Funds. Mr. Hoag, TCM V, TCM VI and Management VII disclaim beneficial ownership of any shares held by the TCV Funds except to the extent of their respective pecuniary interests therein. The address for each of Mr. Hoag, the Management Companies and the TCV Funds is c/o Technology Crossover Ventures, 250 Middlefield Road, Menlo Park, CA 94025.

(9)
Includes 102,451 shares of common stock held directly by Mr. Probst, 58,590 shares of common stock held by Mr. Probst’s grantor’s retained annuity trust, in which 29,295 shares are held in trust for Lawrence F. Probst IV and 29,295 shares are held in trust for Scott Probst; 11,444 shares of common stock held by Mr. Probst’s spouse; 424,313 shares of common stock held by the Probst Family L.P. of which Mr. Probst is a partner.

(10)	Includes 243,928 shares of common stock held by Mr. Wilson’s family trust.

(11)
Includes 4,315 shares of common stock held directly by Mr. Huber, 67,412 shares of common stock held by Mr. Huber’s family trust and 5,002 shares of common stock and 31,472 vested options held by the Maywood Trust U/A/D 9/19/2012 of which Mr. Huber is the sole trustee.

(12)	Includes all executive officers and directors of EA as of the date of this filing.

PROPOSALS TO BE VOTED ON
PROPOSAL ONE
ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will elect nine directors to hold office for a one-year term until the next annual meeting (or until their respective successors are elected and qualified). All nominees have consented to serve a one-year term, if elected. For additional information regarding the nominees and our corporate governance practices, including our director resignation policies, please see the sections of this Proxy Statement entitled “2018 Proxy Statement Summary and Highlights,” “Commonly Asked Questions and Answers” and “Board of Directors and Corporate Governance.”
The 2018 election of directors will be uncontested. Accordingly, EA’s Amended and Restated Bylaws provide that in an uncontested election of directors each nominee must receive more votes cast “for” than “against” his or her election or re-election in order to be re-elected to the Board of Directors.
The Board of Directors has nominated Ms. Heidi J. Ueberroth, who was appointed to the Board of Directors in November 2017 to stand for election, and the following directors to stand for re-election, at the Annual Meeting:

•	Leonard S. Coleman

•	Jay C. Hoag

•	Jeffrey T. Huber

•	Lawrence F. Probst III

•	Richard A. Simonson

•	Talbott Roche

•	Luis A. Ubiñas

•	Andrew Wilson
The Board of Directors recommends a vote FOR each of the nominees.

PROPOSAL TWO
ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

In accordance with the SEC’s proxy rules, we seek an advisory, non-binding stockholder vote with respect to the compensation of our NEOs for fiscal 2018. This vote, which is undertaken by us annually, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the compensation philosophy, policies and practices, as disclosed in this Proxy Statement.
Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against the proposal.
We previously have submitted advisory say on pay proposals for each fiscal year beginning with fiscal 2011 and have received majority stockholder support for the compensation of our NEOs for each of these years.
EA’s management, the Compensation Committee and the Board of Directors are committed to maintaining a pay-for-performance alignment in our executive compensation programs and continue to solicit feedback from our stockholders regarding our programs and practices. We received a favorable 96% of votes cast for our annual say on pay advisory proposal at our 2017 annual meeting.
We encourage you to read the “Compensation Discussion and Analysis” at pages 21 through 34 for additional details on our executive compensation programs and the fiscal 2018 compensation of our NEOs.
We believe our compensation programs and policies for fiscal 2018 were consistent with our core compensation principles, supported by strong compensation governance practices and are worthy of continued stockholder support. Accordingly, we ask for our stockholders to indicate their support for the compensation paid to our NEOs, by voting “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers for fiscal 2018, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in this Proxy Statement.”
Although the vote is advisory and non-binding, our Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of the vote, along with other relevant factors, in evaluating the future compensation of our NEOs.
The Board of Directors recommends a vote FOR the approval of the foregoing resolution.

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT OF KPMG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of the Company’s independent registered public accounting firm. The Audit Committee has appointed KPMG LLP as the Company’s independent auditors for the fiscal year ending March 31, 2019. KPMG LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal 1987. The Audit Committee and the Board of Directors believe that KPMG LLP’s long-term knowledge of EA and its subsidiaries is valuable to the Company as discussed further below. Representatives of KPMG LLP have direct access to members of the Audit Committee and the Board of Directors. We expect one or more representatives of KPMG LLP to attend the Annual Meeting in order to respond to appropriate questions from stockholders and make a statement if they desire to do so.
Ratification of the appointment of KPMG LLP as our independent auditors is not required by our Amended and Restated Bylaws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. Approval of this proposal requires the affirmative vote of a majority of the voting shares present at the meeting in person or by proxy and voting for or against the proposal. If the stockholders do not ratify the appointment, the Audit Committee will review its future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholders.
Fees of Independent Auditors
The aggregate fees billed for the last two fiscal years for each of the following categories of services are set forth below:

Description of Fees	Year Ended March 31, 2018	Year Ended March 31, 2017
Audit Fees(1)	$4,990,000	$4,563,000
Audit-Related Fees(2)	254,000	115,000
Tax Fees — Compliance(3)	329,000	367,000
Total All Fees	$5,573,000	$5,045,000

(1)
Audit Fees: This category includes the annual audit of the Company’s financial statements and internal controls over financial reporting (including quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q), and services normally provided by the independent auditors in connection with regulatory filings. This category also includes consultation on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC, as well as Sarbanes-Oxley Section 404 compliance consultation.

(2)
Audit-Related Fees: This category consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” In fiscal 2018, these fees were for accounting consultations and services in the U.S. and in connection with other regulatory filings in our international jurisdictions.

(3)	Tax Fees: This category includes compliance services rendered for U.S. and foreign tax compliance and returns and transfer pricing documentation.

Services Provided by the Independent Auditor
KPMG LLP audits our consolidated operations and provides statutory audits for legal entities within our international corporate structure. Having one audit firm with a strong global presence responsible for these audits ensures that a coordinated approach is used to address issues that may impact our businesses across multiple geographies and legal entities. Few audit firms have the knowledge of our sector and the capability of servicing our global audit requirements. KPMG LLP has the geographical scope that our operations require and the accounting expertise in the matters relevant to our sector. In addition, KPMG LLP’s experience working with the Company gives them the institutional knowledge to understand our operations and processes, which we believe helps them address the relevant issues and improves the quality of the audit.
In appointing KPMG LLP as our independent auditors for fiscal 2019, the Audit Committee and the Board of Directors have considered the performance of KPMG LLP in fiscal 2018, as well as in prior years, and have taken into account the alternative options available to the Company. The Audit Committee and the Board of Directors have determined that it is in the best interest of the Company to continue KPMG LLP’s engagement.
We believe the experience and expertise held by the members of the Audit Committee give them the necessary skills to evaluate the relationship between the Company and its independent auditors and to oversee auditor independence. The Audit Committee periodically considers whether there should be rotation of our independent external audit firm. The Audit Committee is empowered under its charter to obtain advice and assistance from outside legal, accounting and other advisors as it deems appropriate.
At each meeting of the Audit Committee, Company management is provided the opportunity to meet in private session with the Audit Committee to discuss any issues relating to KPMG LLP’s engagement. Similarly, KPMG LLP regularly meets in private session with the Audit Committee with no members of Company management present.
Audit Partner Rotation
Our KPMG LLP lead and concurring audit partner have been working on the Company’s audit since the first quarter of fiscal 2016 and the first quarter of fiscal 2015, respectively. Each audit partner may serve a maximum of five years on the Company’s audit. Candidates are proposed by KPMG LLP based on their expertise and experience and are vetted by Company management and a recommendation is made to the Audit Committee. The Audit Committee has final approval of the lead audit partner and the concurring audit partner.
Pre-approval Procedures
The Audit Committee is required to pre-approve the engagement of, and fees incurred by, KPMG LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by KPMG LLP and the related fees comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. In some cases, pre-approval for a particular category or group of services and the related fees are provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services and the related fees up to a specified dollar limit, and such pre-approvals are then communicated to the full Audit Committee. The Audit Committee reviews quarterly the status of all pre-approved services and the related fees to date and approves any new services and the related fees to be provided.
In determining whether to grant a pre-approval, the Audit Committee considers the level of non-audit fees incurred to date as a percentage of the total annual fees paid to KPMG LLP. In addition, the Audit Committee considers additional factors to assess the potential impact on auditor independence of KPMG LLP performing such services, including whether the services are permitted under the rules and recommendations of the Public Company Accounting Oversight Board, the American Institute of Certified Public Accountants, and the NASDAQ Stock Market, whether the proposed services are permitted under EA’s policies, and whether the proposed services are consistent with the principles of the SEC’s auditor independence rules. The Company also annually confirms with each of its directors and executive officers whether there are any relationships that they are aware of with KPMG LLP that may impact the auditor independence evaluation. The Audit Committee considered and determined that fees for services other than audit and audit-related services paid to KPMG LLP during fiscal 2018 are compatible with maintaining KPMG LLP’s independence.
The Board of Directors recommends a vote FOR the ratification of KPMG LLP as our independent auditors for the fiscal year ending March 31, 2019.

COMMONLY ASKED QUESTIONS AND ANSWERS

1.	Why am I receiving these materials?
You are receiving these materials in connection with the Company’s solicitation of proxies for use at our Annual Meeting, which will take place on Thursday, August 2, 2018 at 2:00 p.m. local time, at our corporate headquarters in Redwood City, California. This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information on the proposals that will be considered at the Annual Meeting, as well as other information so that you can make an informed decision. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement.

2.	Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this Proxy Statement and our Annual Report, to our stockholders by providing access on the Internet instead of mailing printed copies. Stockholders will receive only printed copies of the proxy materials if they request them. Instead, the Notice, which was mailed to our stockholders, provides instructions on how to access and review all of the proxy materials on the Internet. The Notice also describes how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting those materials in the Notice or you may contact the Company directly. The Company will provide you without charge, upon request, a paper or email copy of our proxy materials (paper copies will be sent by first class mail). Any such request should be directed as follows: Corporate Secretary, Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.

3.	How can I get electronic access to the proxy materials?
The proxy card provides instructions on how to inform us to send future proxy materials to you electronically by email. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to our proxy website. Your election to receive proxy materials by email will remain in effect until you terminate it. We encourage you to receive future proxy materials by email. Doing so will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you, and will help conserve natural resources.

4.	Can I vote my shares by filling out and returning the Notice?
No. However, the Notice provides instructions on how to vote on the Internet, by telephone, by mail or by submitting a ballot in person at the Annual Meeting.

5.	Who can vote at the Annual Meeting?
Stockholders who owned common stock as of the close of business on June 8, 2018 may attend and vote at the Annual Meeting. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the Annual Meeting. As a beneficial owner, you are not the stockholder of record and may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting. Each share of common stock is entitled to one vote. There were 306,111,943 shares of common stock outstanding on the record date, June 8, 2018.
A quorum is required to conduct business at the Annual Meeting. A quorum exists if a majority of EA’s outstanding voting shares, or at least 153,055,972 shares, as of June 8, 2018 is present or represented by proxies at the Annual Meeting. On June 8, 2018, a total of 306,111,943 shares of common stock were outstanding and entitled to vote.
Shares are counted as present or represented at the Annual Meeting if:

•	They are entitled to vote at the Annual Meeting and are present at the Annual Meeting in person, or

•	The stockholder has voted on the Internet, by telephone or a properly submitted proxy card prior to 11:59 p.m. Eastern Time on August 1, 2018.

6.	What am I voting on?
We are asking you to

•
Elect Leonard S. Coleman, Jay C. Hoag, Jeffrey T. Huber, Lawrence F. Probst III, Talbott Roche, Richard A. Simonson, Luis A. Ubiñas, Heidi J. Ueberroth and Andrew Wilson to the Board of Directors to hold office for a one-year term (Proposal 1);

•	Cast an advisory vote on the compensation of the Company’s named executive officers (Proposal 2); and

•	Ratify the appointment of KPMG LLP as the Company’s independent public registered accounting firm for the fiscal year ending March 31, 2019 (Proposal 3).

7.	How do I vote my shares if I won’t be able to attend the Annual Meeting in person?
You do not need to attend the Annual Meeting in person in order to vote. You may, instead, vote on the Internet, by telephone or by mail (if you have received printed proxy materials) prior to 11:59 p.m. Eastern Time on August 1, 2018. By doing so, you are giving a proxy appointing Andrew Wilson (the Company’s Chief Executive Officer), Blake Jorgensen (the Company’s Chief Operating Officer and Chief Financial Officer) and Jacob Schatz (the Company’s General Counsel and Corporate Secretary) or any of them, each with power of substitution, to vote your shares at the Annual Meeting, or any adjournment thereof, as you have instructed. If a proposal comes up for a vote at the Annual Meeting for which you have not indicated an instruction, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any one of them, will vote your shares according to their best judgment. Even if you currently plan to attend the Annual Meeting, it is a good idea to vote on the Internet, by telephone or, if you received printed proxy materials, to complete and return your proxy card before the meeting date, in case your plans change.

•
On the Internet or by Telephone — If you have Internet access, you may submit your proxy online by following the instructions provided in the Notice or, if you receive printed proxy materials, the proxy card. You may also vote by telephone by following the instructions provided on your proxy card or voting instruction card.

•
By Mail — If you receive printed proxy materials, you may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed, postage-paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

8.	What does it mean if I receive more than one Notice or proxy card?
It means that you have multiple accounts at the transfer agent or with brokers. Please complete and return all proxy cards, or follow the instructions on each proxy card to vote on the Internet or by telephone, to ensure that all your shares are voted.

9.	I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?
The Company has adopted an SEC-approved procedure called “householding.” Under this procedure, the Company may deliver a single copy of the Notice, Annual Report and this Proxy Statement to multiple stockholders who share the same last name and address and who have consented to householding, unless the Company has received contrary instructions from one or more of those stockholders. This procedure reduces the environmental impact of the Company’s annual meetings and reduces the Company’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice, Annual Report and this Proxy Statement to any stockholder at a shared address to which the Company delivered a single copy of any of these documents.
To receive free of charge a separate copy of the Notice, Annual Report and this Proxy Statement, or separate copies of these documents in the future, stockholders may write our Corporate Secretary at 209 Redwood Shores Parkway, Redwood City, CA 94065 or call (650) 628-1500.
If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the Company using the mailing address or phone number above. Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

10.	What if I change my mind after I give my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the Annual Meeting. You may do this by:

•	Sending a signed statement to the Company that the proxy is revoked (you may send such a statement to the Corporate Secretary at our corporate headquarters address listed above);

•	Signing and returning another proxy with a later date;

•	Voting on the Internet or by telephone at any time prior to 11:59 p.m. Eastern Time on August 1, 2018 (your latest vote is counted); or

•	Voting in person at the Annual Meeting.
Your proxy will not be revoked if you attend the Annual Meeting but do not vote.

11.	Who will count the votes?
A representative of Broadridge Financial Solutions will tabulate the votes and act as the inspector of election.

12.	How are votes counted?
You may vote “for,” “against” or “abstain” with respect to each of the nominees for election to the Board of Directors and on each of the proposals. A share voted “abstain” with respect to any proposal is considered present at the Annual Meeting for purposes of establishing a quorum and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Thus, abstentions will not affect the outcome of any matter being voted on at the Annual Meeting. If you sign and return your proxy without voting instructions, your shares will be voted as recommended by the Board of Directors.

13.	What is the effect of a “broker non-vote” on the proposals to be voted on at the Annual Meeting?
If your shares are held by a broker, bank or other nominee or trustee and you do not provide your broker, bank or other nominee or trustee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. These matters are referred to as “non-routine” matters. Proposals 1 and 2 are “non-routine”. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of Proposals 1 and 2. Proposal 3, the ratification of KPMG LLP as our independent auditor for fiscal 2019, is a “routine” proposal and no broker-non votes are expected in connection with Proposal 3. If your shares are held of record by a bank, broker, or other nominee, we urge you to give instructions to your bank, broker or other nominee as to how you wish your shares to be voted.

14.	How many votes must the nominees receive to be elected as directors?
In an uncontested election, our Amended and Restated Bylaws require each nominee to receive more votes cast “for” than “against” his or her election or re-election in order to be elected or re-elected to the Board of Directors. Since we are not aware of any intention by any stockholder to nominate one or more candidates to compete with the Board of Directors’ nominees for election at the Annual Meeting, the 2018 election will be uncontested.
In accordance with our Corporate Governance Guidelines, the Board of Directors expects an incumbent director to tender his or her resignation if he or she fails to receive the required number of votes for election or re-election in an uncontested election. In such an event, the Nominating and Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit such recommendation for prompt consideration by the Board of Directors. The director whose resignation is under consideration will abstain from participating in any decision regarding his or her resignation. The Nominating and Governance Committee and the Board of Directors may consider any factors they deem relevant in deciding whether to accept and recommend a director’s resignation. The Board of Directors will act on the Nominating and Governance Committee’s recommendation within 90 days from the date of the certification of election results and will publicly disclose its decision promptly thereafter.
Shares represented by your proxy will be voted by EA’s management “for” the election of the nine nominees recommended by EA’s Board of Directors unless you vote against any or all of such nominees or you mark your proxy to “abstain” from so voting. Abstentions and broker non-votes will have no effect on the outcome of the director elections.

15.	What happens if one or more of the nominees is unable to serve or for good cause will not serve?
If, prior to the Annual Meeting, one or more of the nominees notifies us that he or she is unable to serve, or for good cause will not serve, as a member of the Board of Directors, the Board of Directors may reduce the number of directors or select a substitute nominee or substitute nominees, as the case may be. In the latter case, if you have completed and returned your proxy card, Mr. Wilson, Mr. Jorgensen and Mr. Schatz, or any of them, may vote for any nominee designated by the incumbent Board of Directors to fill the vacancy. They cannot vote for more than nine nominees.

16.	How many votes are required to approve each of the other proposals?
The advisory vote on the compensation of our named executive officers (Proposal 2) and the ratification of KPMG LLP (Proposal 3) must receive a “for” vote from a majority of the voting shares present at the Annual Meeting in person or by proxy and voting for or against these proposals. As an advisory vote, the result of voting on Proposal 2 is non-binding. Although this vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will consider the outcome of this vote, along with other relevant factors, in evaluating the compensation program for our named executive officers.
Shares represented by your proxy will be voted by EA’s management in accordance with the Board of Directors’ recommendation unless you vote otherwise on your proxy or you mark your proxy to “abstain” from voting. Abstentions and broker non-votes will have no effect on the outcome of these proposals.

17.	What is the deadline to propose matters for consideration at the 2019 Annual Meeting of stockholders?
Proposals to be considered for inclusion in our proxy materials: No later than February 15, 2019. All proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Other proposals to be brought at our 2019 Annual Meeting: No earlier than April 4, 2019 and no later than May 4, 2019. The submission must include certain information concerning the stockholder and the proposal, as specified in the Company’s Amended and Restated Bylaws.

18.	What is the deadline to nominate individuals for election as directors at the 2019 Annual Meeting of stockholders?
Director nominations for inclusion in our proxy materials (proxy access nominees): No earlier than March 5, 2019 and no later than April 4, 2019. The nomination must include certain information concerning the stockholder or stockholder group and the nominee, as specified in Section 1.6 of the Company’s Amended and Restated Bylaws.
Director brought pursuant to our advance notice bylaws: No earlier than April 4, 2019 and no later than May 4, 2019. The nomination must include certain information concerning the stockholder and the nominee, as specified in Section 1.5 of the Company’s Amended and Restated Bylaws.

19.	Where should I send proposals and director nominations for the 2019 Annual Meeting of stockholders?
Stockholder proposals and director nominations should be sent in writing to Jacob Schatz, Corporate Secretary at Electronic Arts Inc., 209 Redwood Shores Parkway, Redwood City, CA 94065.

20.	How can I obtain a copy of the Company’s Amended and Restated Bylaws?
Our Amended and Restated Bylaws are included as an exhibit to a Current Report on Form 8-K/A we filed with the SEC on May 27, 2016, which you may access through the SEC’s electronic data system called EDGAR at www.sec.gov. You may also request a copy of our Amended and Restated Bylaws by contacting our Corporate Secretary at the address above.

21.	How can I listen to the live audio webcast of the Annual Meeting?
You can listen to the live audio webcast of the Annual Meeting by going to the Investor Relations section of our website at http://investor.ea.com. An archived copy of the webcast will also be available on our website for one year following the Annual Meeting. Please note that participation in the question and answer portion of the Annual Meeting will be limited to those attending in person.

22.	Where do I find the voting results of the meeting?
We expect to announce preliminary voting results at the Annual Meeting. We will also publish the final results on Form 8-K, which we will file with the SEC within four business days after the Annual Meeting. Once filed, you can request a copy of the Form 8-K by contacting our Investor Relations department at (650) 628-0406 or the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet at http://investor.ea.com or through the SEC’s electronic data system called EDGAR at www.sec.gov.

23.	Who will pay for this proxy solicitation?
We will bear the costs of soliciting proxies from our stockholders. These costs include preparing, assembling, printing, mailing and distributing the notices, proxy statements, proxy cards and annual reports. If you choose to access the proxy materials and/or vote on the Internet, you are responsible for the Internet access charges you may incur. If you choose to vote by telephone, you are responsible for the telephone charges you may incur. In addition, some of our officers, directors, employees and other agents may also solicit proxies personally, by telephone and by electronic and regular mail, and we will pay these costs. EA will also reimburse brokerage houses and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of the Company’s common stock.

24.	How is the Company’s fiscal year calculated?
The Company’s fiscal year is reported on a 52- or 53-week period that ends on the Saturday nearest March 31. Our results of operations for fiscal 2018 contained 52 weeks and ended on March 31, 2018. For simplicity of disclosure, fiscal periods are referred to as ending on a calendar month end, even if the technical end of a fiscal period was not the last day of a calendar month. Thus, in this Proxy Statement, “fiscal 2019,” “fiscal 2018,” “fiscal 2017,” and “fiscal 2016,” refer to our fiscal years ending or ended (as the case may be) on March 31, 2019, 2018, 2017 and 2016 respectively.

25.	Who can I call with any questions about my shares?
If you hold shares in street name, you may contact your broker. If you are a stockholder of record, you may call our transfer agent, Computershare, at (800) 736-3001 or (781) 575-3100 for international callers or visit their website at www.computershare.com/investor.

Appendix A
Supplemental Information for the 2018 Compensation Discussion and Analysis
The 2018 Compensation Discussion and Analysis beginning on page 21 contains certain non-GAAP financial measures, which are used internally by our management and Board of Directors in our compensation programs. The table below reconciles these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”).
CALCULATION OF NON-GAAP FINANCIAL MEASURES

Fiscal Year Ended March 31, 2018
GAAP net revenue	$5,150
Change in deferred net revenue (online-enabled games)	30
Non-GAAP net revenue	$5,180
GAAP gross profit	$3,873
Acquisition-related expenses	2
Change in deferred net revenue (online-enabled games)	30
Stock-based compensation	3
Non-GAAP gross profit	$3,908
GAAP operating expenses	$2,439
Acquisition-related expenses	(9)
Stock-based compensation	(239)
Non-GAAP operating expenses	$2,191
GAAP net income	$1,043
Acquisition-related expenses	11
Change in deferred net revenue (online-enabled games)	30
Stock-based compensation	242
Income tax rate adjustments	42
Non-GAAP net income	$1,368
GAAP diluted earnings per share	$3.34
Non-GAAP diluted earnings per share	$4.38
Number of diluted shares used in computation	312
Non-GAAP diluted shares	312

About Non-GAAP Financial Measures
Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.
We compute non-GAAP financial measures using the same consistent method. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures. The Company uses certain non-GAAP financial measures when establishing performance-based targets. These measures adjust for certain items that may not be indicative of the Company’s core business, operating results or future outlook. We believe that these non-GAAP financial measures provide meaningful supplemental information about the Company’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting for future periods and when assessing the performance of the organization. When making compensation decisions for our executives, we utilize non-GAAP financial measures to evaluate the Company’s financial performance and the performance of our management team.

A-1

The Company’s target and actual non-GAAP financial measures are calculated with reference to adjustments to GAAP financial measures. These adjustments exclude the following items:
•Acquisition-related expenses
•Change in deferred net revenue (online-enabled games)
•Income tax rate adjustments
•Stock-based compensation
We believe it is appropriate to exclude these items for the following reasons:
Acquisition-Related Expenses.    GAAP requires expenses to be recognized for various types of events associated with a business acquisition. These events include expensing acquired intangible assets, including acquired in-process technology, post-closing adjustments associated with changes in the estimated amount of contingent consideration to be paid in an acquisition, and the impairment of accounting goodwill created as a result of an acquisition when future events indicate there has been a decline in its value. When analyzing the operating performance of an acquired entity, our management focuses on the total return provided by the investment (i.e., operating profit generated from the acquired entity as compared to the purchase price paid including the final amounts paid for contingent consideration) without taking into consideration any allocations made for accounting purposes. When analyzing the operating performance of an acquisition in subsequent periods, the Company’s management excludes the GAAP impact of any adjustments to the fair value of these acquisition-related balances to its financial results.
Change in Deferred Net Revenue (Online-enabled Games).    The majority of our software games and related content have online connectivity whereby a consumer may be able to download unspecified content or updates on a when-and-if-available basis (“unspecified updates”) for use with the original game software. In addition, we may also offer a service of online activities, such as online playability, that permits consumers to play against each other without a separate fee. GAAP requires us to account for the consumer’s right to receive unspecified updates or the service of online activities for no additional fee as a “bundled” sale, or multiple-element arrangement. We are not able to objectively determine the fair value of these unspecified updates or online service included in certain of its online-enabled games. As a result, the Company recognizes the revenue from the sale of these online-enabled games on a straight-line basis over the estimated offering period. Our management excludes the impact of the change in deferred net revenue related to online-enabled games in its non-GAAP financial measures for the reasons stated above and also to facilitate an understanding of our operations because all related costs of revenue are expensed as incurred instead of deferred and recognized ratably.
Income Tax Rate Adjustments.    The Company uses a fixed, long term projected tax rate internally to evaluate its operating performance, to forecast, plan and analyze future periods, and to assess the performance of its management team. Accordingly, the Company applies the same tax rate to its non-GAAP financial results. During the fiscal 2018, the Company applied a tax rate of 21% to its non-GAAP financial results.
Stock-Based Compensation.    When evaluating the performance of its individual business units, the Company does not consider stock-based compensation charges. Likewise, the Company’s management teams exclude stock-based compensation expense from their short and long-term operating plans. In contrast, the Company’s management teams are held accountable for cash-based compensation and such amounts are included in their operating plans. Further, when considering the impact of equity award grants, we place a greater emphasis on overall stockholder dilution rather than the accounting charges associated with such grants.

A-2

ELECTRONIC ARTS INC.
209 REDWOOD SHORES PARKWAY
REDWOOD CITY, CA 94065-1175
ATTN: STOCK ADMINISTRATION DEPARTMENT

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on August 1, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials and help conserve natural resources, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on August 1, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49206-P09883

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ELECTRONIC ARTS INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Leonard S. Coleman	☐	☐	☐
1b. Jay C. Hoag	☐	☐	☐
1c. Jeffrey T. Huber	☐	☐	☐
1d. Lawrence F. Probst	☐	☐	☐
1e. Talbott Roche	☐	☐	☐
1f. Richard A. Simonson	☐	☐	☐
1g. Luis A. Ubinas	☐	☐	☐
1h. Heidi J. Ueberroth	☐	☐	☐
1i. Andrew Wilson	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Advisory vote on the compensation of the named executive officers.	☐	☐	☐
3. Ratification of the appointment of KPMG LLP as our independent public registered accounting firm for the fiscal year ending March 31, 2019.	☐	☐	☐

NOTE: THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E49207-P09883

ELECTRONIC ARTS INC.
PROXY FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Electronic Arts Inc., a Delaware corporation (the "Company"), hereby appoints Andrew Wilson, Blake Jorgensen, and Jacob Schatz, or any of them, proxies and attorneys-in-fact, each with the power of substitution, on behalf of and in the name of the undersigned, to represent the undersigned at the 2018 Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 209 Redwood Shores Parkway, Building 250, Redwood City, CA 94065 on August 2, 2018, at 2:00 p.m., or at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the meeting.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES FOR ELECTION, AND FOR PROPOSALS 2 AND 3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Continued and to be signed on reverse side